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                                                                     Exhibit 2.1


                            ASSET EXCHANGE AGREEMENT

         THIS ASSET EXCHANGE AGREEMENT (this "Agreement"), is dated as of August 26, 1999, between LIBERTY GROUP PUBLISHING, INC., a Delaware corporation ("Liberty"), and LEE ENTERPRISES, INCORPORATED, a Delaware corporation ("Lee").


                              BACKGROUND STATEMENT

         Liberty (or an Affiliate thereof) is the owner and publisher of the newspapers and related publications set forth on EXHIBIT A attached hereto and made a part hereof (the "Liberty Newspapers"). Lee is the owner and publisher of the newspapers and related publications set forth on EXHIBIT B attached hereto and made a part hereof (the "Lee Newspapers"). Lee desires to exchange all of the Lee Acquired Assets (as hereinafter defined) for the Liberty Acquired Assets (as hereinafter defined), and Liberty desires to exchange all of the Liberty Acquired Assets for the Lee Acquired Assets, upon the terms and subject to the conditions set forth in this Agreement.

         The definitions of certain capitalized terms used herein are set forth in EXHIBIT C hereto.

         Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                      PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1 Exchange of Assets. Subject to the terms and conditions set forth herein, at the Closing, Lee shall transfer, assign and convey to Liberty (or one or more Affiliates of Liberty as designated by Liberty) and Liberty (or one or more Affiliates of Liberty as designated by Liberty) shall acquire from Lee all of Lee's right, title and interest in and to the Lee Acquired Assets, and in exchange thereof, Liberty shall transfer, assign and convey to Lee and Lee shall acquire from Liberty all of Liberty's right, title and interest in and to the Liberty Acquired Assets, and Liberty shall pay to Lee $8,400,000 payable in cash ("Cash Consideration") to Lee or in Lee's discretion to an escrow agent designated by Lee and reasonably acceptable to Liberty ("Escrow Agent") to be administered pursuant to a mutually agreeable Escrow Agreement between Lee and Escrow Agent. Any payments to be made pursuant to this Section 1.1 shall be made by wire transfer of immediately available funds to an account designated by Lee on the date any such payment shall be delivered hereunder.


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         1.2      Acquired Assets.

         (a) As used herein, "Liberty Acquired Assets" shall mean all of the assets, properties, rights, interests and claims (other than Liberty Excluded Assets), that are used or held for use solely in connection with the Liberty Business and the operation of the Liberty Newspapers. The Liberty Acquired Assets referred to above include, without limitation, the following assets (other than Liberty Excluded Assets):

                  (i)    the Liberty Equipment and Liberty Motor Vehicles;

                  (ii) all inventory of the Liberty Business, including, ink, newsprint, packaging materials and supplies;

                  (iii) the Liberty Intangible Property, including, the trademarks, trade names, licenses and mastheads of the Liberty Newspapers and all derivations thereof;

                  (iv) all un-expired contracts, leases, licenses and other agreements (whether written or oral) to which Liberty is a party, and relating solely to the Liberty Business (the "Liberty Contracts") excluding therefrom Liberty Contracts which have already been completed or will expire or be terminated prior to the Closing;

                  (v) all licenses, permits or other governmental authorizations (the "Liberty Permits") relating solely to the Liberty Business or the Liberty Acquired Assets;

                  (vi)   the Liberty Records;

                  (vii) all prepaid expenses relating solely to the Liberty Business;

                  (viii) all warranties and guarantees received from vendors, suppliers or manufacturers (the "Liberty Warranties") relating solely to the Liberty Acquired Assets;

                  (ix) all customer, sampling and marketing lists relating solely to the Liberty Business;

                  (x)    the Liberty Real Property;

                  (xi) all accounts receivable generated solely from the Liberty Business;

                  (xii) all promotional material used solely in the Liberty Business;

                  (xiii) all subscription, bulk sales, circulation, dealer and sub-dealer lists relating solely to the Liberty Newspapers, together with all records, and other lists relating to or concerning routes, distribution, delivery, sale, returns and pre-paid subscriptions; and


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                  (xiv)  all of Liberty's goodwill in, and going concerning
         value relating solely to the Liberty Newspapers, except for any goodwill relating to the Liberty Trademarks and Logos.

         (b) As used herein, "Lee Acquired Assets" shall mean all of the assets, properties, rights, interests and claims (other than Lee Excluded Assets), that are used or held for use solely in connection with the Lee Business and the operation of the Lee Newspapers. The Lee Acquired Assets referred to above include, without limitation, the following assets (other than Lee Excluded Assets):

                  (i)   the Lee Equipment and Lee Motor Vehicles;

                  (ii) all inventory of the Lee Business, including ink, newsprint, packaging materials and supplies;

                  (iii) the Lee Intangible Property, including the trademarks, trade names, licenses and mastheads of the Lee Newspapers and all derivations thereof;

                  (iv) all un-expired contracts, leases, licenses and other agreements (whether written or oral) to which Lee is a party, and relating solely to the Lee Business (the "Lee Contracts") but excluding therefrom Lee Contracts which have already been completed or will expire or be terminated prior to the Closing;

                  (v) all licenses, permits or other governmental authorizations (the "Lee Permits") relating solely to the Lee Business;

                  (vi)   the Lee Records;

                  (vii)  all prepaid expenses relating solely to the Lee
         Business;

                  (viii) all warranties and guarantees received from vendors, suppliers or manufacturers (the "Lee Warranties") relating solely to the Lee Acquired Assets;

                  (ix) all customer, sampling and marketing lists relating solely to the Lee Business;

                  (x)    the Lee Real Property;

                  (xi) all accounts receivable generated solely from the Lee Business;

                  (xii)  all promotional material used solely in the Lee
         Business;

                  (xiii) all subscriptions, bulk sales, circulation, dealer and sub-dealer lists relating solely to the Lee Newspapers, together with all records, and other lists relating


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         to or concerning routes, distribution, delivery, sale, returns and pre-paid subscriptions to the Lee Newspapers; and

                  (xiv) all of Lee's goodwill in, and going concern value relating solely to the Lee Newspapers, except for any goodwill relating to the Lee Trademarks and Logos.

         1.3      Excluded Assets.

         (a) The following assets ("Liberty Excluded Assets") are not included in the Liberty Acquired Assets, and Liberty shall not transfer, assign or convey to Lee and Lee shall not acquire from Liberty the following assets:

                  (i) corporate minute books, seals, stock records and other corporate documentation of Liberty;

                  (ii) all tax returns, reports, forms and other tax records pertaining to Liberty's operations prior to the Closing Date (collectively, "Liberty Tax Records");

                  (iii) any intercompany debt owing to Liberty including all interest thereon and all other intercompany agreements;

                  (iv) the name "Liberty" or "Liberty Group" any trade names, trademarks, identifying logos or service marks employing the words "Liberty Group Publishing" or any part or variation thereof or the trade name, trademark, identifying logo or service mark of any Liberty Affiliate or division not being exchanged hereby or any confusingly similar trade name, trademark, logo or service mark (collectively, the "Liberty Group Trademarks and Logos") and from and after Closing, Lee hereby agrees to completely and permanently remove all Liberty Group Trademarks and Logos prior to using any item containing such marks and logos, including promotional materials, packaging materials, stationery, signs, business cards and use of the Liberty Group Trademarks and Logos in the Liberty Newspapers. If all Liberty Trademarks and Logos cannot be completely and permanently removed from any such item, Lee shall promptly destroy such item. Any destroyed items shall be considered Liberty Excluded Assets;

                  (v) any rights or claims of Liberty or any of its Affiliates related to or contingent on the satisfaction of Liberty Retained Liabilities or Liberty Excluded Assets;

                  (vi) all insurance policies and binders owned or held by Liberty or any of its Affiliates and claims with respect thereto;

                  (vii) all rights and claims which Liberty or any of its Affiliates may have for refund or credit with respect to Income Taxes (including estimated Income Taxes);



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                  (viii) any claim, right or obligation owing to Liberty from any of its Affiliates, including, without limitation, on account of any inter- or intra-company Indebtedness;

                  (ix) any corporate allocations to health and welfare, and property and casualty insurance, including, without limitation, prepaid insurance expenses, pension expenses and workers' compensation expenses;

                  (x) any assets of a Liberty Benefit Plan, except as expressly provided in Section 10.1;

                  (xi) the items referred to in the proviso to the definition of Liberty Records;

                  (xii) all rights of Liberty under (i) this Agreement, (ii) the Letter of Intent dated as of June 15, 1999 (the "LOI"), between Liberty and Lee, (iii) all documents and analyses prepared by Liberty or any of its Affiliates for internal evaluation purposes in connection with the sale of the Liberty Newspapers and the Liberty Business, and
         (iv) any Ancillary Instrument;

                  (xiii) cash on hand and in bank accounts and other investment accounts and cash equivalents, including, but not limited to, investments securities as of the Closing; and

                  (xiv) the contracts, leases, licenses and other agreements (whether written or oral listed in Section 1.3(a)(xiv) of the Liberty Disclosure Letter (the "Liberty Excluded Contracts").

         (b) The following assets ("Lee Excluded Assets") are not included in the Lee Acquired Assets and Lee shall not transfer, assign or convey to Liberty and Liberty shall not acquire from Lee the following assets:

                  (i) corporate minute books, seals, stock records and other corporate documentation of Lee;

                  (ii) all tax returns, reports, forms and other tax records pertaining to Lee or Lee's operations prior to the Closing Date (collectively, "Lee Tax Records");

                  (iii) any intercompany debt owing to Lee including all interest thereon and all other intercompany agreements;

                  (iv) the name "Lee" or "Lee Enterprises" or any trade names, trademarks, identifying logos or service marks employing the words "Lee" or "Lee Enterprises" or any part or variation thereof or the trade name, trademark, identifying logo or service mark of any Lee Affiliate or division not being exchanged hereby or any confusingly similar trade name, trademark, logo or service mark (collectively, the "Lee Trademarks and Logos") and the trademark, Forever Young, described in Section


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         4.16, Part B of the Lee Disclosure Letter, which Lee shall license to
         Liberty under a perpetual, fully-paid and non-assignable, transferable license under a License Agreement in a form to be agreed upon by mutual agreement of the parties hereafter (the "License Agreement") and from and after Closing, Liberty hereby agrees to completely and permanently remove all Lee Group Trademarks and Logos prior to using any item containing such marks and logos, including promotional materials, packaging materials, stationery, signs, business cards and use of the Lee Trademarks and Logos in the Lee Newspapers. If all Lee Trademarks and Logos cannot be completely and permanently removed from any such item, Liberty shall promptly destroy such item. Any destroyed items shall be considered Lee Excluded Assets;

                  (v) any rights or claims of Lee or any of its Affiliates related to or contingent on the satisfaction of Lee Retained Liabilities or Lee Excluded Assets;

                  (vi) all insurance policies and binders owned or held by Lee or any of its Affiliates and claims with respect thereto;

                  (vii) all rights and claims which Lee or any of its Affiliates may have for refund or credit with respect to Income Taxes (including estimated Income Taxes);

                  (viii) any claim, right or obligation owing to Lee from any of its Affiliates, including, without limitation, on account of any inter- or intra-company Indebtedness;

                  (ix) any corporate allocations to health and welfare, and property and casualty insurance, including, without limitation, prepaid insurance expenses, pension expenses and workers' compensation expenses;

                  (x) any assets of a Lee Benefit Plan, except as expressly provided in Section 10.2;

                  (xi) the items referred to in the proviso to the definition of Lee Records;

                  (xii) all rights of Lee under (i) this Agreement, (ii) the LOI, (iii) all documents and analyses prepared by Lee or any of its Affiliates for internal evaluation purposes in connection with the sale of the Lee Newspapers and the Lee Business, and (iv) any Ancillary Instrument;

                  (xiii) cash on hand and in bank accounts and other investment accounts and cash equivalents, including, but not limited to, investment securities as of the Closing;

                  (xiv) the contracts, leases, licenses and other agreements (whether written or oral) listed in Section 1.3(b)(xiv) of the Lee Disclosure Letter (collectively, the "Lee Excluded Contracts"); and


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                  (xv)   the Lee Employee Computer Purchase Agreements listed in
         SCHEDULE 1.3(B)(XV) and related accounts receivable therefor.

         1.4      Assumed Liabilities.

         (a) Subject to the terms and conditions set forth herein, at the Closing, Lee shall assume and be liable and otherwise responsible for the following liabilities and obligations of Liberty:

                  (i) the liabilities and obligations of Liberty under the Liberty Contracts to the extent arising from and after the Closing (other than liabilities and obligations relating to pre-closing breaches);

                  (ii) all current liabilities of Liberty as of the Closing to the extent such liabilities are reflected on the Liberty Balance Sheet (as defined in Section 3.6(a)) or incurred after July 31, 1999 and which in each case are included in the computation of Liberty Net Working Capital;

                  (iii) the liabilities and obligations of Liberty relating to the Liberty Transferred Employees expressly assumed by Lee pursuant to
         Article 10; and

                  (iv) the liabilities and obligations of Liberty under the leases relating to the leased Liberty Real Property to the extent arising from and after the Closing (other than liabilities and obligations relating to pre-closing breaches) (all of the foregoing are referred to herein collectively as the "Liberty Assumed Liabilities");

provided, however, that Liberty Assumed Liabilities shall not include, among others, (u) except to the extent included in the Liberty Net Working Capital pursuant to clause (ii) above, any liability or obligation under any Liberty Contract required by the terms thereof to be discharged prior to the Closing,
(v) any liability or obligation incurred in violation of the provisions of this Agreement, (w) any liability or obligation arising out of a breach or default by Liberty prior to the Closing (including an event that with the passage of time or the giving of notice, or both, would become such a breach or default) under any Liberty Contract, (x) any liability for Taxes of Liberty except as expressly provided herein, (y) any liability for deferred compensation or for post-retirement welfare, medical or life insurance benefits, (z) any Indebtedness of Liberty and any obligation or liability relating thereto, (uu) except as provided in Section 10.3, any liability or obligation relating to costs and expenses incurred by Liberty in connection with the sale of the Liberty Acquired Assets or the Liberty Business, (vv) any liability or obligation of Liberty under this Agreement, (ww) any liability or obligation of Liberty owing to any of its Affiliates, including, but not limited to, management fees, (xx) any liability or obligation of any current or former Affiliates of Liberty for which Liberty is liable as a member of a consolidated group, controlled group or affiliated group or otherwise, or (yy) except as provided for in Article 10, any liability or obligation of Liberty relating to the


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termination by Liberty at or prior to the Closing of any of its employees;
(zz) the Liberty Excluded Contracts.

         (b) Subject to the terms and conditions set forth herein, at the Closing, Liberty shall assume and be liable and otherwise responsible for the following liabilities and obligations of the Lee:

                  (i) the liabilities and obligations of the Lee Newspapers, under the Lee Contracts to the extent arising from and after the Closing (other than liabilities and obligations relating to pre-closing breaches);

                  (ii) all current liabilities of the Lee Newspapers as of the Closing to the extent such liabilities are reflected on the Lee Balance Sheets (as defined in Section 4.6(a)) or incurred after July 31, 1999 and which in each case are included in the computation of Lee Net Working Capital;

                  (iii) the liabilities and obligations of Lee relating to the Lee Transferred Employees expressly assumed by Liberty pursuant to
         Article 10; and

                  (iv) the liabilities and obligations of Lee under the leases relating to the leased Lee Real Property to the extent arising from and after the Closing (other than liabilities and obligations relating to pre-closing breaches) (all of the foregoing are referred to herein collectively as the "Lee Assumed Liabilities");

provided, however, that Lee Assumed Liabilities shall not include, among others,
(u) except to the extent included in the Lee Net Working Capital pursuant to clause (ii) above, any liability or obligation under any Lee Contract required by the terms thereof to be discharged prior to the Closing, (v) any liability or obligation incurred in violation of the provisions of this Agreement, (w) any liability or obligation arising out of a breach or default by Lee prior to the Closing (including an event that with the passage of time or the giving of notice, or both, would become such a breach or default) under any Lee Contract,
(x) any liability for Taxes of Lee, except as expressly provided herein, (y) any liability for deferred compensation or for post-retirement welfare, medical or life insurance benefits, (z) any Indebtedness of Lee and any obligation or liability relating thereto, (uu) except as provided in Section 10.3, any liability or obligation relating to costs and expenses incurred by Lee in connection with the sale of the Lee Acquired Assets or the Lee Business, (vv) any liability or obligation of Lee under this Agreement, (ww) any liability or obligation of Lee owing to any of its Affiliates, including, but not limited to, management fees, (xx) any liability or obligation of any current or former Affiliates of Lee for which Lee is liable as a member of a consolidated group, controlled group or affiliated group or otherwise, (yy) except as provided for in Article 10, any liability or obligation of Lee relating to the termination by Lee at or prior to the Closing of any of its employees, (zz) the Lee Excluded Contracts or (zzz) any liability or obligation arising out of or relating to any release, discharge or leak from the sumps and the pipes leading to and from the sumps at the Lee Real Property located in Ottumwa, Iowa prior to the Closing (the "Ottumwa Pre-Closing Sump Liability").




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         1.5      Retained Liabilities.

         (a) Liberty shall retain as of the Closing (and Lee shall not assume or be responsible for) all liabilities and obligations of Liberty, whether arising before or after the Closing, disclosed or undisclosed, known or unknown, absolute, contingent or otherwise and whether due or to become due (including, but not limited to, the Liberty Excluded Contracts), except for the Liberty Assumed Liabilities (the "Liberty Retained Liabilities").

         (b) Lee shall retain as of the Closing (and Liberty shall not assume or be responsible for) all liabilities and obligations of Lee, whether arising before or after the Closing, disclosed or undisclosed, known or unknown, absolute, contingent or otherwise and whether due or to become due (including, but not limited to, the Lee Excluded Contracts and the Ottumwa Pre-Closing Sump Liability), except for the Lee Assumed Liabilities (the "Lee Retained Liabilities").


                                    ARTICLE 2

                             PURCHASE PRICE; CLOSING

         2.1 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing (a) Liberty shall assign to Lee, and Lee shall assume, the Liberty Assumed Liabilities pursuant to an instrument in a mutually agreeable form (the "Lee Assumption Agreement"), and (b) Lee shall assign to Liberty (or one or more Affiliates of Liberty designated by Liberty), and Liberty (or one or more Affiliates of Liberty designated by Liberty) shall assume, the Lee Assumed Liabilities pursuant to an instrument or instruments in mutually agreeable forms (the "Liberty Assumption Agreement").

         2.2 Closing Date. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the exchange of the Lee Acquired Assets and the Liberty Acquired Assets (the "Closing") shall take place at the offices of Lee's counsel, Lane & Waterman, 220 North Main Street, Suite 600, Davenport, Iowa 52801, at 10:00 A.M. on September 30, 1999. The term "Closing" means the date and time at which the Closing occurs.

         2.3 Deliveries. Subject to the terms and conditions set forth in this Agreement, as of the date hereof or at the Closing, as the case may be:

         (a)      Liberty shall deliver to Lee:

                  (i) at the Closing, a bill of sale and assignment for the Liberty Acquired Assets in a mutually agreeable form, duly executed by Liberty, together with one or more deeds (which shall be equivalent to a Special Warranty Deed) executed and acknowledged by Liberty or its Affiliates, as the case may be, conveying to Lee all of


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         such transferor's right, title and interest in and to the Liberty Real
         Property owned by Liberty or such Affiliates;

                  (ii)   at the Closing, the Liberty Assumption Agreement;

                  (iii)  at the Closing, the Lee Assumption Agreement;

                  (iv) at the Closing, an instrument of assignment in a mutually agreeable form, duly executed by Liberty, of all registered (and applications therefor) Liberty Intangible Property;

                  (v)    at the Closing, title to the Liberty Motor Vehicles;

                  (vi) at the Closing, a Lease Assignment and Assumption in a mutually agreeable form, duly executed by Liberty and the lessor under any of the leases relating to the leased Liberty Real Property (the "Liberty Lease Assignment");

                  (vii) at the Closing, a Lease Assignment and Assumption in a mutually agreeable form, duly executed by Liberty (or its Affiliate) under any of the leases relating to the leased Lee Real Property (the "Lee Lease Assigment");

                  (viii) at the Closing, all certificates and other instruments and documents which are expressly required or reasonably requested by Lee pursuant to this Agreement to be delivered by Liberty to Lee at the Closing in form and substance reasonably satisfactory to Lee;

                  (ix) as of the date hereof, the Liberty Disclosure Letter, dated as of the date hereof in the form of SCHEDULE 2.3(A)(IX) attached hereto, and again at the Closing as provided in Section 3.21;

                  (x)    at the Closing, the Cash Consideration as provided in
         Section 1.1;

                  (xi)   at the Closing, a list of the Lee Transferred
         Employees;

                  (xii) at the Closing, a list of the inventory of newsprint used solely in the Liberty Business as of at least two days prior to the Closing Date; and

                  (xiii) at the Closing, an assignment of the rights, remedies and benefits of Liberty and its Affiliates involving existing non-competition and non-solicitation agreements related to the Liberty Business or similar undertaking for the benefit of Lee reasonably satisfactory to Lee.

         (b)      Lee shall deliver to Liberty:


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                  (i)    at the Closing, one or more bills of sale and
         assignment for the Lee Acquired Assets in a mutually agreeable form, duly executed by Lee, together with one or more deeds (which shall be equivalent to a Special Warranty Deed) duly executed and acknowledged by Lee or its Affiliates, as the case may be, conveying to Liberty (or one or more Affiliates of Liberty designated by Liberty) all of such transferor's right, title and interest in and to the Lee Real Property owned by Lee or its Affiliates;

                  (ii)   at the Closing, the Lee Assumption Agreement;

                  (iii)  at the Closing, the Liberty Assumption Agreement;

                  (iv) at the Closing, an instrument of assignment in a mutually agreeable form, duly executed by Lee, of all registered (and applications therefor) Lee Intangible Property;

                  (v)    at the Closing, title to the Lee Motor Vehicles;

                  (vi) at the Closing, the Lee Lease Assignment, duly executed by Lee and the lessor under any of the leases relating to the leased Lee Real Property;

                  (vii) at the Closing, the Liberty Lease Assignment, duly executed by Lee;

                  (viii) at the Closing, all certificates and other instruments and documents which are expressly required or reasonably requested by Liberty pursuant to this Agreement to be delivered by Lee to Liberty at the Closing in form and substance reasonably satisfactory to Liberty;

                  (ix) as of the date hereof, the Lee Disclosure Letter, dated as of the date hereof in the form of SCHEDULE 2.3(B)(IX) attached hereto, and again at the Closing, as provided in Section 4.21;

                  (x)    at the Closing, a list of the Liberty Transferred
         Employees;

                  (xi) at the Closing, a list of the Lee Employee Computer Purchase Agreements;

                  (xii) at the Closing, a list of the inventory of newsprint used solely in the Lee Business as of at least two days prior to the Closing Date;

                  (xiii) at the Closing, a list of the outstanding balances as of the Closing of the Lee Computer Purchase Agreements for each of the Lee Transferred Employees, which list shall be certified by the Secretary or Assistant Secretary of Lee to be true, accurate and complete as of the Closing; and


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                  (xiv)  at the Closing, an assignment of the rights, remedies and benefits of Lee and its Affiliates involving existing non-competition and non-solicitation agreements related to the Lee Business or similar undertaking for the benefit of Liberty reasonably satisfactory to Liberty.

         2.4 Consent of Third Parties. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Liberty Contracts, Liberty Permits, Liberty Warranties, Lee Contracts, Lee Permits or Lee Warranties or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third Person thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Lee or Liberty, as the case may be, thereunder. Liberty or Lee, as applicable, will use reasonable best efforts to obtain the consent of the other parties to any such Liberty Contract, Liberty Permit, Liberty Warranty, Lee Contract, Lee Permit or Lee Warranty, as the case may be, for the assignment thereof to Lee or Liberty, as applicable. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Lee or Liberty, as the case may be, thereunder so that Lee or Liberty, as applicable, would not in fact receive all such rights, Liberty and Lee will cooperate to achieve a mutually agreeable arrangement under which (i) Lee would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Liberty Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Lee, or under which Liberty would enforce for the benefit of Lee, with Lee assuming Liberty's obligations to the same extent as if it would have constituted a Liberty Assumed Liability, and any and all rights of Liberty against a third Person thereto; and (ii) Liberty would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Lee Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Liberty or under which Lee would enforce for the benefit of Liberty with Liberty assuming Lee's obligations to the same extent as if it would have constituted a Lee Assumed Liability, and any and all rights of Lee against a third Person thereto. Liberty or Lee as applicable, will pay promptly to the other applicable party when received all monies received by Liberty or Lee, as applicable, after the Closing Date under any of the Liberty Contracts, Liberty Permits, Liberty Warranties, Lee Contracts, Lee Permits or Lee Warranties, as the case may be, or any claim, right or benefit arising thereunder to the extent that Lee or Liberty, as applicable, would be entitled thereto pursuant hereto.

         2.5      Adjustments to Working Capital.

         (a) In accordance with this Section 2.5, Liberty shall pay to Lee the amount, if any, by which the Lee Net Working Capital exceeds the Liberty Net Working Capital or Lee shall pay to Liberty the amount, if any, by which the Liberty Net Working Capital exceeds the Lee Net Working Capital. The payments to be made pursuant to this Section 2.5 shall be made by


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wire transfer of immediately available funds to an account designated by the party to receive such payment on the date any such payment shall be delivered hereunder.

         (b) At least five days prior to the Closing Date, (i) Liberty shall deliver to Lee its good faith written determination of the Liberty Net Working Capital, which determination shall be made based upon the most recent balance sheets of the Liberty Newspapers available prior to the Closing Date (with any adjustment thereto agreed to by Liberty prior to the Closing Date, the "Liberty Estimated Net Working Capital"), and (ii) Lee shall deliver to Liberty its good faith written determination of the Lee Net Working Capital, which determination shall be made based upon the most recent balance sheets of the Lee Newspapers available prior to the Closing Date (with any adjustments thereto agreed to by Lee prior to the Closing Date, the "Lee Estimated Net Working Capital"); provided, however, if Lee and Liberty do not agree upon the Lee Estimated Net Working Capital and the Liberty Estimated Net Working Capital prior to the Closing, the Closing shall not be delayed and the Lee Estimated Net Working Capital and the Liberty Estimated Net Working Capital shall each be deemed to equal zero unless Lee and Liberty shall otherwise agree. Liberty shall make available to Lee and Lee shall make available to Liberty, in each case during normal business hours and on reasonable notice, all workpapers and other books and records utilized in preparing the Liberty Estimated Net Working Capital or Lee Estimated Net Working Capital, as the case may be, and will make available to each other, in each case during normal business hours and on reasonable notice, the appropriate personnel involved in the preparation of such determinations. At the Closing, Liberty shall pay to Lee the amount, if any, by which the Lee Estimated Net Working Capital exceeds the Liberty Estimated Net Working Capital or Lee shall pay to Liberty the amount, if any, by which the Liberty Estimated Net Working Capital exceeds the Lee Estimated Net Working Capital.

         (c) On or prior to the ninetieth (90th) day following the Closing Date,
(i) Lee shall notify Liberty in writing (the "Lee Determination Notice") of its determination of the final Liberty Net Working Capital, and (ii) Liberty shall notify Lee in writing (the "Liberty Determination Notice") of its determination of the final Lee Net Working Capital, each of which determinations shall set forth in reasonable detail the basis for such determinations. Each of Lee and Liberty will provide the other party or parties and their respective representatives with access during normal business hours to its personnel, books and records to assist the other party in the preparation of its, and review of the other party's, determination of the final Liberty Net Working Capital or Lee Net Working Capital, as the case may be. If Liberty or Lee utilizes the services of its respective firm of independent certified public accountants in connection with the Liberty Determination Notice or the Lee Determination Notice, as the case may be, then Liberty or Lee, as applicable, shall each cause such firm of independent certified public accountants to (y) deliver to Lee or Liberty, as the case may be, all workpapers and other books and records utilized by such firm of independent certified public accountants in preparing, or assisting Liberty or Lee, as the case may be, to prepare the Liberty Determination Notice or Lee Determination Notice, as the case may be, and (z) make available to Lee or Liberty, as the case may be, in each case during normal business hours and on reasonable notice, the appropriate personnel involved in the preparation of such determinations. Liberty shall notify Lee in writing (the "Liberty Dispute Notice") and Lee shall notify Liberty in writing (the "Lee Dispute Notice") within thirty (30) days after receiving the Lee Determination Notice or the Liberty Determination Notice, as the case may be, if Liberty or Lee disagrees with the other party's calculation of Liberty Net Working Capital or Lee Net Working Capital, as the case may be, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and such objecting party's good faith estimate of the final Liberty Net Working Capital or Lee Net Working Capital, as the case may be. If no Liberty Dispute Notice or Lee Dispute Notice is received or given, by Lee or Liberty, as the case may be, within such thirty
(30) day period, then Lee's or Liberty's determination of the final Liberty Net Working Capital or Lee Net Working Capital, as the case may be, set forth in the applicable Determination Notice shall be final and binding upon the parties.

         (d) Upon receipt of a Liberty Dispute Notice or a Lee Dispute Notice, Lee and Liberty shall negotiate in good faith to resolve any disagreement with respect to the final Liberty Net Working Capital and/or Lee Net Working Capital, as the case may be. To the extent Lee and Liberty are unable to agree with respect to the final Liberty Net Working Capital and/or Lee Net Working Capital within thirty (30) days after either party notifies the other of a disagreement with respect thereto, Lee and Liberty shall select a mutually acceptable national accounting firm with no material relationship to Lee or Liberty or their Affiliates, and submit their dispute to such accounting firm for a binding resolution. The cost of such accounting firm shall be paid one half by Liberty and one half by Lee.

         (e) Upon the final determination of both the Liberty Net Working Capital and Lee Net Working Capital in accordance herewith, Liberty or Lee, as the case may be, will make the appropriate payment to the other Person within two (2) business days of such final determination.

         (f) Within two (2) business days of the final determination required in
(e) above, Liberty will pay Lee by wire transfer the amount of the outstanding balance of the Lee Computer Purchase Agreements for any Lee Transferred Employee. Upon receipt of such payment, Lee shall provide Liberty within two (2) business days thereof an executed assignment of the Lee Employee Computer Purchase Agreements for Lee Transferred Employees and related accounts receivable in a mutually agreeable form.

         (g) In making the adjustments pursuant to this Section 2.5, all prepaid expenses, to the extent included in the Lee Acquired Assets or the Liberty Acquired Assets, and accrued expenses, including real property, personal property and payroll Taxes, to the extent included in the Lee Assumed Liabilities, or the Liberty Assumed Liabilities, of the Lee Newspapers or the Liberty Newspapers which are properly included in the determination of Lee Net Working Capital or Liberty Net Working Capital shall, except as otherwise expressly provided herein, be adjusted and allocated among Lee and Liberty to reflect the principle that all expenses arising from the operation of the Lee Newspapers before the opening of business on the Closing Date and the Liberty Newspapers from and after the opening of business on the Closing Date shall be for the account of Lee, and all expenses arising from the operation of the Liberty Newspapers before the opening of business on the Closing Date and the Lee

Newspapers from and after the opening of business on the Closing Date shall be for the account of Liberty.

         (h) For purposes of determination of Net Working Capital for both Lee and Liberty, (i) only those accounts receivable actually collected on or prior to the 90th day following the Closing Date shall be included and any accounts receivable not so collected will be assigned to the original transferring party on the 91st day following the Closing Date and (ii) notwithstanding anything herein to the contrary, for purposes of application of the foregoing, unless otherwise designated by the account debtor based upon a dispute, all payments made by an account debtor with respect to accounts receivable outstanding as of the Closing shall be applied in payment of the oldest outstanding account receivable with respect to said account debtor as of the Closing. Neither Lee nor Liberty shall take any action to induce an account debtor to designate the application of any accounts receivable payable by such account debtor.

         2.6 Allocation of Purchase Price. Liberty and Lee shall allocate the consideration paid for the Liberty Acquired Assets and the Lee Acquired Assets in a manner agreed upon by the parties after the Closing. Neither party shall take any position inconsistent with such allocations, and the parties shall file all Tax returns and reports (including IRS Forms 8824 and 8594, if required) with respect to the transaction contemplated hereby, including, but not limited to, all Federal, state and local tax returns, on a basis consistent with such allocations, and each party shall promptly give to the other written notice of any disallowance of or challenge to such reporting by any taxing governmental authority.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF LIBERTY

         Liberty represents and warrants to Lee as follows.

         3.1 Organization and Good Standing. Liberty is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware. Liberty (or an Affiliate thereof) has the corporate power to carry on the Liberty Business, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that would not, in the aggregate, have a Liberty Material Adverse Effect.

         3.2 Authority. Liberty has the corporate power and corporate authority to execute and deliver this Agreement and the other Ancillary Instruments to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all corporate action of Liberty necessary for the making and performance of this Agreement by Liberty has been duly taken. Except as set forth in Section 3.2 of the Liberty Disclosure Letter, the execution, delivery and performance by Liberty of this Agreement and the other Ancillary Instruments to which it is a party do not and will not

(i)(A) contravene any provisions of the certificate of incorporation or by-laws of Liberty, (B) with or without the giving of notice or the passage of time or both, result in any breach by Liberty of, or default or permitted or required acceleration of performance by Liberty under, or the creation of any Lien upon the Liberty Acquired Assets which would remain on the Liberty Acquired Assets after the Closing Date, or the creation in favor of any third party of any right of termination of, any contract, lease, license or other agreement to which Liberty is a party or by which Liberty or the Liberty Acquired Assets are bound, or (C) assuming that the Governmental Actions/Filings referred to in
Section 3.2 of the Liberty Disclosure Letter are obtained or made, result in any violation by Liberty of any law, rule or regulation applicable to either of them, (ii) result in any violation by Liberty of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to either of them, or (iii) assuming that the notices referred to in Section 3.2 of the Liberty Disclosure Letter are made, require any Governmental Action/Filing to be made or obtained by Liberty except (A) any federal, state or local Tax filings and (B) any PBGC "Notice of Reportable Event" required under Section 4043(c) of ERISA. This Agreement and each of the Ancillary Instruments to which Liberty is a party has been duly executed and delivered by Liberty. This Agreement and each of the Ancillary Instruments to which Liberty is a party constitutes the valid and binding obligation of Liberty enforceable against Liberty in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

         3.3 Acquired Assets. Except (i) as set forth in Part A Section 3.3 of the Liberty Disclosure Letter, (ii) for the Liberty Excluded Assets and (iii) for such assets that are consumed or disposed of in the ordinary course of the Liberty Business and consistent with prior practice after the date of this Agreement, the Liberty Acquired Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Liberty and used solely in the conduct of the Liberty Business in the manner in which the Liberty Business is now conducted.

         Except as set forth in Part B of Section 3.3 of the Liberty Disclosure Letter, Liberty does not use any assets solely in the conduct of the Liberty Business which in the aggregate are material to the Liberty Business and which it does not own or lease. Except as set forth in Part C of Section 3.3 of the Liberty Disclosure Letter, the tangible Liberty Acquired Assets are in good operating condition, reasonable wear and tear excepted, and except for such failures, to be in such good operating condition, individually or in the aggregate, have not had and are not reasonably likely to have incurred a Liberty Material Adverse Effect. The Liberty Acquired Assets constitute all of the assets necessary to conduct the Liberty Business as currently conducted. Part A of Section 3.3 of the Liberty Disclosure Letter also contains a true, accurate and complete list of substantially all material tangible assets and properties, real, personal and mixed, used primarily, but not solely, in the conduct of the Liberty Business.

         3.4 Title to Acquired Assets; Liens. Except as set forth in Section 3.4 of the Liberty Disclosure Letter, Liberty (or an Affiliate thereof) owns good title to or has valid leasehold interests in all of the Liberty Acquired Assets and at the Closing good title to or valid leasehold interests in (and consents to the assignment thereof) such Liberty Acquired Assets shall be transferred to Lee free and clear of any and all Liens except (i) for Liberty Permitted Liens, and (ii) any restriction on assignment of Liberty Contracts which is contained in such Liberty Contract or which arises by law.

         3.5 Contracts and Agreements; Defaults.

         (a) Part A of Section 3.5 of the Liberty Disclosure Letter contains a list of (i) all outstanding mortgages, indentures, notes, guarantees, installment obligations or other contracts or instruments evidencing or providing any Indebtedness to which Liberty is a party and which relate solely to the Liberty Business or by which Liberty or any of its assets are bound and which relate solely to the Liberty Business, (ii) all outstanding contracts containing non-competition covenants of Liberty and which relate solely to the Liberty Business, (iii) all outstanding leases to which Liberty is a party and which relate solely to the Liberty Business or by which Liberty is bound and which relate solely to the Liberty Business, (iv) all outstanding contracts of Liberty to sell assets, other than in the ordinary course of business, and which relate solely to the Liberty Business, (v) all collective bargaining agreements of Liberty with any labor union or other employee representative or a group of employees and which relate solely to the Liberty Business, (vi) any joint venture or partnership agreements to which Liberty is a party relating solely to the Liberty Business, and (vii) all other outstanding contracts to which Liberty is a party and which relate solely to the Liberty Business or by which Liberty or any of its assets are bound and which relate solely to the Liberty Business, which require or are likely to require the payment by Liberty of an amount, or require Liberty to provide goods or services having a fair market value or aggregate sales price, of more than $10,000 per annum, except (1) contracts entered into in the ordinary course of business of Liberty that can be terminated by Liberty on 60 or fewer days' notice without penalty, (2) subscriptions to the Liberty Newspapers and contracts for advertising or commercial printing which Liberty entered in the ordinary course of business each involving aggregate amounts of less than $10,000 per annum, and (3) Liberty Excluded Assets. Liberty has delivered to Lee a correct and complete copy of each written agreement listed on Part A of Section 3.5 of the Liberty Disclosure Letter (the "Liberty Material Contracts").

         (b) Except as set forth in Part B of Section 3.5 of the Liberty Disclosure Letter, (i) neither Liberty, nor, to the Knowledge of Liberty, any other party to any contract, lease, license or other agreement to which Liberty is a party or by which Liberty or any of the Liberty Acquired Assets are bound (other than contracts, licenses, leases or other agreements that constitute Liberty Excluded Assets and do not relate solely to the Liberty Business) is in material breach of or default under any such contract, lease, license or other agreement and (ii) no event has occurred which (after notice or lapse of time or both) would become a material breach or default by Liberty under any such contract, lease, license or other agreement.

         3.6      Financial Statements.

         (a) Attached as Part A of Section 3.6 of the Liberty Disclosure Letter are true and complete copies of (i) the unaudited balance sheets of the Liberty Newspapers as at December 31, 1998 and (ii) the unaudited balance sheets of the Liberty Newspapers as at July 31, 1999 (the July 31, 1999 balance sheets are referred to as the "Liberty Balance Sheet"), and the related unaudited statements of income for the twelve month and seven month periods then ended (collectively, the "Liberty Financial Statements"). Except as disclosed in Part A of Section 3.6 of the Liberty Disclosure Letter, the Liberty Financial Statements fairly present in all material respects the financial position of the Liberty Newspapers as at December 31, 1998 and July 31, 1999 and the results of operations for the twelve months ended December 31, 1998, and the seven months ended July 31, 1999 in accordance with GAAP, except that the Liberty Financial Statements are summary in nature and do not include the notes and related disclosures required by GAAP.

         (b) Except for Liberty Excluded Assets and except for cash distributed to Liberty and its Affiliates, the Liberty Balance Sheet reflects all of the Liberty Acquired Assets that will be acquired by Lee at the Closing other than such assets as are disposed of or consumed in the ordinary course of the Liberty Business and consistent with past practice since July 31, 1999 or such additional assets as are acquired by the Liberty Newspapers in the ordinary course of business since July 31, 1999.

         (c) Except as set forth in Part B of Section 3.6 of the Liberty Disclosure Letter or as reflected, reserved against or otherwise disclosed in the Liberty Balance Sheet and liabilities and obligations incurred in the ordinary course of business since July 31, 1999, Liberty does not have any material liabilities or obligations related solely to the Liberty Business that would have been required to be reflected or otherwise disclosed by Liberty in the Liberty Balance Sheet in accordance with GAAP.

         3.7 Business Since July 31, 1999. Except as disclosed in Part A of
Section 3.7 of the Liberty Disclosure Letter and except as required or otherwise contemplated by this Agreement, since July 31, 1999 (i) the Liberty Business has been conducted in all material respects in the ordinary course, consistent with past practices, (ii) neither the Liberty Business nor its condition nor assets has experienced a Liberty Material Adverse Effect and (iii) no event or events has or have occurred that individually or in the aggregate has or have had or is or are reasonably likely to have a Liberty Material Adverse Effect. Since July 31, 1999, except as described in Part B of Section 3.7 of the Liberty Disclosure Letter, there has not been:

         (a) any material damage, destruction, or loss to the Liberty Acquired Assets outside the ordinary course of business;

         (b) any making or authorization of any capital expenditure relating solely to the Liberty Business by Liberty in excess of $10,000 individually or the making or authorization of capital expenditures relating solely to the Liberty Business by Liberty of more than $25,000 in the aggregate;

         (c) any sale, transfer, or other disposition of assets or properties, real, personal, tangible or intangible, or mixed, relating solely to the Liberty Business by Liberty, other than in the ordinary course of business;

         (d) other than pursuant to existing collective bargaining agreements or pursuant to regular salary reviews in the ordinary course of business consistent with past practices, any increase in the compensation payable or to become payable to any employees or agents of Liberty that are involved in the Liberty Business, or any bonus arrangement made with any thereof; or

         (e) no material increase in the operating costs of any of the Liberty Newspapers, whether arising from or in connection with the sale of real property or otherwise, has occurred.

         3.8 Compliance with Law, Litigation, Injunctions. Liberty is not in violation in any material respect of any law, rule, permit, regulation, order, judgment or decree applicable to it, except as set forth in Part A of Section
3.8 of the Liberty Disclosure Letter, the violation of which could reasonably have a Liberty Material Adverse Effect. Except for the matters set forth in Part B of Section 3.8 of the Liberty Disclosure Letter and for claims fully covered by liability insurance of Liberty, (i) there is no action, suit or other proceeding pending or, to Liberty's Knowledge threatened, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator against Liberty and relating to the Liberty Newspapers which is reasonably expected to have a Liberty Material Adverse Effect, and (ii) Liberty is not a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority relating to the Liberty Newspapers.

         3.9 Licenses. With such exceptions as are set forth in Section 3.9 of the Liberty Disclosure Letter (a) all licenses, permits, registrations or authorizations of any governmental department or agency that are presently required solely for the operation of the Liberty Business as presently conducted have been duly obtained and are in full force and effect, the absence of which would have a Liberty Material Adverse Effect and (b) no consent, authorization or approval is required to transfer such licenses, permits, registrations or authorizations to Lee pursuant to this Agreement.

         3.10 Taxes. Except as set forth in Section 3.10 of the Liberty Disclosure Letter:

         (a) Liberty and any consolidated, combined or unitary group of which Liberty is or was a member have timely filed all Tax returns and reports with respect to Taxes ("Tax Returns") which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid. All such Tax Returns were true and correct in all material respects. On July 31, 1999, Liberty had no liability for Taxes (other than Income Taxes) that would have been required to be reflected in the Liberty Balance Sheet in accordance with GAAP, except to the extent that such Taxes are reflected, reserved against or otherwise disclosed in the Liberty Balance Sheet or will be paid prior to the Closing Date. There is no dispute or claim concerning any liability for Taxes of Liberty with respect to the Liberty Business that is either (1) claimed or raised by any authority in writing or (2) as to which any of the directors and officers (or employees responsible for Tax matters) of Liberty has any knowledge based upon personal contact with any agent of such authority. Liberty has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Liberty has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third Person.

         (b) No property of Liberty is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.

         (c) Liberty is not a foreign person subject to withholding under
Section 1445 of the Code and the regulations promulgated thereunder, and, at the Closing Date, Liberty shall deliver to Lee a certificate to that effect.

         (d) Liberty is not bound by or obligated under any tax sharing or similar agreement or arrangement, other than related to Liberty's consolidated Tax return filing.

         (e) For purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign taxes, including, without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest, penalties and additions to tax or additional amounts relating thereto, imposed by any governmental authority.

         3.11 Affiliated Transactions. Section 3.11 of the Disclosure Letter sets forth a complete and accurate list of all contracts in connection with the Liberty Business to which Liberty on the one hand, and Liberty and any other Affiliate of Liberty on the other hand, is a party.

         3.12 Brokers. Neither Liberty nor any of its directors, officers, employees or Affiliates has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

         3.13 Labor.

         (a) Except as set forth in Part A of Section 3.13 of the Liberty Disclosure Letter, (i) Liberty does not have any contracts of employment with any of its employees, or consulting agreements with any consultants, involved solely in the Liberty Business, (ii) no union has been certified as representing any of Liberty's employees involved in the Liberty Business and (iii) Liberty is not a party to or currently negotiating any collective bargaining agreements with respect to its employees involved in the Liberty Business, (iv) to Liberty's Knowledge, there is no currently pending union representation activity involving any employees of Liberty involved in the Liberty Business, (v) to Liberty's Knowledge, no demand has been made for recognition by a labor organization by or with respect to any employees of Liberty involved in the Liberty Business, and (vi) none of the employees of Liberty involved in the Liberty Business is represented by any labor union or organization. Except as set forth in, Part B of Section 3.13 of the Liberty Disclosure Letter, there are no pending or, to Liberty's Knowledge, overtly threatened (i) claims of employment discrimination, wage and hour claims, OSHA claims, unemployment claims or worker's compensation claims or (ii) unfair labor practice claims before the National Labor Relations Board.

         (b) There is not presently pending and during the last five years there has not been (i) any strike, picketing or work stoppage by any employees involved solely in connection with the Liberty Business or (ii) any application for certification of a collective bargaining agreement with respect to employees of Liberty involved in the Liberty Business. There is no lockout of any employee by Liberty involved solely in the Liberty Business and no such action is contemplated by Liberty.

         3.14 Employee Benefits.

         (a) For purposes of this Agreement, an "Employee Benefit Plan" is (i) each "employee benefit plan," within the meaning of Section 3(3) of ERISA and
(ii) each other retirement, deferred compensation, medical, dental, vision, disability, educational assistance, dependent care, life insurance, flexible spending account, cafeteria plan (within the meaning of Code Section 125), workers compensation, stock option, stock purchase, other stock-based compensation, severance, vacation pay, other fringe or welfare benefits, change in control or incentive or bonus plan, fund, policy or arrangement. Section 3.14(a) of the Liberty Disclosure Letter lists each Employee Benefit Plan maintained or contributed to by Liberty or any of its ERISA Affiliates for current or former employees of Liberty involved solely in the Liberty Business (collectively, "Liberty Benefit Plans"). Liberty has delivered or made available to Lee a copy of each Liberty Benefit Plan (and each trust maintained in connection with any such Liberty Benefit Plan) or a written summary of any material unwritten Liberty Benefit Plan and any summary plan description relating to a Liberty Benefit Plan and, with respect to each Liberty Benefit Plan under which liabilities are assumed by Lee under Section 10.1 (an "Assumed Liberty Benefit Plan") the most recent Internal Revenue Service ("IRS") Form 5500 and, where applicable, the most recent IRS determination letter.

         (b) Except as set forth in Section 3.14(b) of the Liberty Disclosure Letter with respect to each Assumed Liberty Benefit Plan (i) each such plan is in material compliance with all applicable laws and regulations and has been administered substantially in accordance with its terms; and (ii) each such plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Knowledge of Liberty, there are no existing circumstances likely to result in the revocation of any such determination letter. There are no actions, suits or claims pending or, to Liberty's Knowledge, threatened (other than routine claims for benefits) with respect to any Liberty Benefit Plan which are likely to result in the imposition of liability on Lee.

         (c) Except as set forth in Section 3.14(c) of the Liberty Disclosure Letter, no Liberty Benefit Plan is a "single-employer" plan within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA. Liberty has not incurred any liability under Title IV of ERISA with respect to any Assumed Liberty Benefit Plan other than for PBGC premiums not yet due.

         (d) To the Knowledge of Liberty, no audit or investigation of any Liberty Benefit Plan by the IRS, the Department of Labor or the PBGC is pending or threatened.

         (e) All contributions to the Assumed Liberty Benefit Plans that will have been required to be made with respect to periods prior to the Closing Date under such Assumed Liberty Benefit Plans will have been made or accrued as of the Closing Date.

         (f) Neither Liberty nor any of its ERISA Affiliates nor, to Liberty's Knowledge, any other Person, has taken any action or failed to take any action with respect to any Employee Benefit Plan maintained or contributed to or previously maintained or contributed to by Liberty, or any of its ERISA Affiliates for which Liberty or any of its ERISA Affiliates may have any liability, contingent or otherwise, or permitted any circumstance to exist that may subject Lee or any Assumed Liberty Benefit Plan to any Tax, penalty, fine or other liability under the Code or ERISA.

         (g) Except as set forth in Section 3.14(g) of the Liberty Disclosure Letter, there is no individual who is not, as of the date of this Agreement, an active employee of Liberty or an ERISA Affiliate and who would at any future date be entitled to any form of reemployment rights with Liberty or an ERISA Affiliate with respect to the Liberty Business if (i) there were no exchange of assets pursuant to this Agreement and (ii) Liberty continued to maintain the Liberty Business.

        3.15 Environmental Matters. Except as set forth on Section 3.15 of the Liberty Disclosure Letter to Liberty's Knowledge:

         (a) there has not been any past or continuing release or threat of release of any Hazardous Substance in violation of Environmental Laws into the environment at, on or from the Liberty Real Property or any other real property currently or previously leased or owned by Liberty and used in the Liberty Business and there are no Hazardous Substances at, on or under the Liberty Real Property in violation of Environmental Laws;

         (b) there have been no Hazardous Substances generated solely in connection with the Liberty Business that have been disposed of or come to rest at any site that has been included in any federal, state or local priority list of hazardous or toxic waste sites published by any governmental body, agency or authority;

         (c) (i) there are no underground or above-ground storage tanks located on the Liberty Real Property;

                  (ii) there are no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on the Liberty Real Property;

         (d) a copy of any environmental investigations, studies, audits, tests, reviews or analyses relating to the Liberty Acquired Assets conducted by Liberty, or any consultant engaged by Liberty within the last five years, if any, have previously been provided to Lee;

         (e) Liberty has operated in compliance with all applicable Environmental Laws, the violation of which could reasonably be expected to have a Liberty Material Adverse Effect;

         (f) Liberty has not received any directive, order or notice from any government body alleging any violation of or failure to comply with Environmental Laws at the Liberty Real Property by Liberty;

         (g) Liberty has not received any directive, order or notice from any government body or any other Person alleging that Liberty is actually or potentially liable under Environmental Laws for the costs of environmental investigation or remediation of the Liberty Real Property, or other real property to which Hazardous Substances generated by Liberty in connection with a Liberty Business were transferred for disposal; and

         (h) The Liberty Real Property is not subject to any Lien, securing the costs of environmental remediation, arising under Environmental Laws.

         3.16     Intangible Property.

         (a) Except for Liberty Excluded Assets, Liberty owns or possesses adequate and enforceable licenses or other rights to use all Liberty Intangible Property used solely in connection with the Liberty Business as currently conducted. There are no existing, or to the Knowledge of Liberty, overtly threatened claims of any third Person based on the use by Liberty, or challenging the ownership, use, scope, enforceability or validity, of any of the Liberty Intangible Property used in the Liberty Business. To the Knowledge of Liberty, there is no infringing use by any Person of the Liberty Intangible Property used in the Liberty Business and Liberty's use of the Liberty Intangible Property does not infringe on the rights of any other Person.

         (b) All Liberty Copyrights and Liberty Trademarks described in Parts A and B, respectively, of Section 3.16(b) of the Liberty Disclosure Letter are transferable to Lee without the consent of any third party, and Section 3.16(b) constitutes a complete listing of all such Liberty Copyrights and Liberty Trademarks material to the Liberty Business. The Liberty Business possesses valid licenses for all material software used therein.

         (c) Except as otherwise disclosed in Section 3.16(c) of the Liberty Disclosure Letter, any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of any software owned by or licensed to or used by the Liberty Business, or the computer systems and other equipment containing embedded microchips of the Liberty Business, in either case owned or operated by or used or relied upon in the conduct of such business (including any such systems and other equipment supplied by others or with which the computer systems of the Liberty Business interface), and the testing of all such software, systems and other equipment as so reprogrammed, has been completed and paid for in full and such software, systems and other equipment shall function properly, without material errors or omissions, upon the occurrence of the year 2000 (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000).

         3.17 Insurance. All policies of insurance to which Liberty is a party or which provide insurance coverage to Liberty, taken together, provide adequate insurance coverage for the material Liberty Acquired Assets and Liberty for all risks to which the material Liberty Acquired Assets are normally exposed in the ordinary course of the Liberty Business.

         3.18 Advertisers, Subscribers, Circulation. To Liberty's Knowledge, none of the advertisers that currently represent the Liberty Newspapers' ten largest advertisers intends to materially reduce such purchases. Set forth on
Section 3.18 of the Liberty Disclosure Letter is (i) the total paid circulation and the total unpaid circulation for each Liberty Newspaper as of December 31, 1998 and as of June 30, 1999, (ii) a list of the ten businesses or entities that generated the greatest amount of advertising revenues for each Liberty Newspaper during the periods from January 1, 1998 through December 31, 1998 and January 1, 1999 through June 30, 1999 and (iii) a schedule of all sales during the period from January 1, 1999 through June 30, 1999 of, commitments during such period to sell, or representations during such period that it will sell, advertising space in any Liberty Newspaper to any party involving the receipt of non-cash consideration in excess of $2,500. The Liberty Newspapers have no lifetime subscription liabilities.

         3.19 Real Property.

         (a) The Liberty Real Property complies in all material respects with all zoning, building, fire, use restriction, air, water or other pollution control, environmental protection, waste disposal, safety or health codes, ordinances, laws, rules or regulations. All of the buildings and other improvements located upon the Liberty Real Property are in a good state of repair, reasonable wear and tear excepted.

         (b) No condemnation proceedings have been instituted or, to the Knowledge of Liberty, threatened against Liberty or the Liberty Real Property.

         (c) Except as otherwise described in Section 3.19 of the Liberty Disclosure Letter, all buildings and structures located on the Liberty Real Property are located completely within the boundary lines of the Liberty Real Property, no buildings, structures or other improvements owned by others encroach onto or under the Liberty Real Property, and the Liberty Real Property has access to public roads. Liberty has all easements and rights necessary to conduct the Liberty Business on the Liberty Real Property in the manner presently conducted.

         3.20     Employment Matters. Except as otherwise described in Section
3.20 of the Liberty Disclosure Letter, since July 1, 1999, Liberty has not transferred, or permitted or solicited the transfer of, any employee involved in the Liberty Business to another newspaper or business owned or operated by Liberty or any of its Affiliates.

         3.21 Accuracy of Representations. No representation or warranty made by Liberty in this Agreement or any document delivered, or to be delivered, by or on behalf of Liberty pursuant hereto, including the Liberty Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading; provided, however, that Liberty may submit, at any time up to the end of the Business Day two Business Days prior to the Closing Date, a revised version of the Liberty Disclosure Letter (and any attachment or schedule thereto), which shall amend the Liberty Disclosure Letter only upon being accepted by Lee in writing. Lee acknowledges that its sole remedy for any breach of a representation or warranty caused by Lee's refusal to accept an amended Liberty Disclosure Letter shall be termination of this Agreement in accordance with Section 9.1(d).


                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF LEE

         Lee represents and warrants to Liberty as follows.

         4.1 Organization and Good Standing. Lee is a Delaware corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, Lee has the corporate power to carry on the Lee Business, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that would not, in the aggregate, have a Lee Material Adverse Effect.

         4.2 Authority. Lee has the corporate power and corporate authority to execute and deliver this Agreement and the other Ancillary Instruments to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all corporate action of Lee necessary for the making and performance of this Agreement by Lee has been duly taken. Except as otherwise provided in Section 4.2 of the Lee Disclosure Letter, the execution, delivery and performance by Lee of this Agreement and the other Ancillary Instruments to which it is a party do not and will not (i)(A) contravene any provisions of the certificate of incorporation or by-laws of Lee, (B) with or without the giving of notice or the passage of time or both, result in any breach by Lee of, or default or permitted or required acceleration of performance by Lee under, or the creation of any Lien upon the Lee Acquired Assets which would remain on the Lee Acquired Assets after the Closing Date, or the creation in favor of any third party of any right of termination of, any contract, lease, license or other agreement to which Lee is a party or by which Lee or the Lee Acquired Assets are bound, or (C) assuming that the Governmental Actions/Filings referred to in Section 4.2 of the Lee Disclosure Letter are obtained or made, result in any violation by Lee of any law, rule or regulation applicable to it, (ii) result in any violation by Lee of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to it, or (iii) assuming that the notices referred to in Section 4.2 of the Lee Disclosure Letter are made, require any Governmental Action/Filing to be made or obtained by Lee except (A) any federal, state or local Tax filings, and (B) any PBGC "Notice of Reportable Event" required under Section 4043(c) of ERISA. This Agreement and each of the Ancillary Instruments to which it is a party has been duly executed and delivered by Lee. This Agreement and each of the Ancillary Instruments to which it is a party constitutes the valid and binding obligation of Lee, enforceable against Lee in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

         4.3      Acquired Assets. Except (i) as set forth in Part A of Section
4.3 of the Lee Disclosure Letter, (ii) for the Lee Excluded Assets and (iii) for such assets that are consumed or disposed of in the ordinary course of the Lee Business and consistent with prior practice after the date of this Agreement, the Lee Acquired Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Lee or any of its Affiliates and used solely in the conduct of the Lee Business in the manner in which the Lee Business is now conducted.

         Except as set forth in Part B of Section 4.3 of the Lee Disclosure Letter, Lee does not use any assets solely in the conduct of the Lee Business which in the aggregate are material to the Lee Business and which it does not own or lease. Except as set forth in Part C of Section 4.3 of the Lee Disclosure Letter, the tangible Lee Acquired Assets are in good operating condition, reasonable wear and tear excepted, and except for such failures, to be in such good operating condition, individually or in the aggregate, have not had and are not reasonably likely to have incurred a Lee Material Adverse Effect. The Lee Acquired Assets constitute all of the assets necessary to conduct the Lee Business as currently conducted. Part A of Section 4.3 of the Lee Disclosure Letter also contains a true, accurate and complete list of all material tangible assets and properties, real, personal and mixed, used primarily, but not solely, in the conduct of the Lee Business.

         4.4      Title to Acquired Assets; Liens. Except as set forth in
Section 4.4 of the Lee Disclosure Letter, Lee owns good title to or has valid leasehold interests in all of the Lee Acquired Assets and at the Closing good title to or valid leasehold interests in (and consents to the assignment thereof) such Lee Acquired Assets shall be transferred to Liberty, free and clear of any and all Liens except (i) for Lee Permitted Liens, and (ii) any restriction on assignment of Lee Contracts which is contained in such Lee Contract or which arises by law.

         4.5      Contracts and Agreements; Defaults.

         (a) Part A of Section 4.5 of the Lee Disclosure Letter contains a list of: (i) all outstanding mortgages, indentures, notes, guarantees, installment obligations or other contracts or instruments evidencing or providing any Indebtedness to which Lee is a party and which relate solely to the Lee Business or by which it or any of its assets are bound and which relate solely to the Lee Business; (ii) all outstanding contracts containing noncompetition covenants of Lee which relate solely to the Lee Business; (iii) all outstanding leases to which Lee is a party and which relate solely to the Lee Business or by which it is bound and which relate solely to the Lee Business; (iv) all outstanding contracts of Lee to sell assets, other than in the ordinary course of business, and which relate solely to the Lee Business;
(v) all collective bargaining agreements of Lee with any labor union or other employee representative or a group of employees and which relate to the Lee Business; (vi) any joint venture or partnership agreements to which Lee is a party relating solely to the Lee Business; and (vii) all other outstanding contracts to which Lee is a party and which relate solely to the Lee Business or by which it or any of its assets are bound and which relate solely to the Lee Business, which require or are likely to require the payment by Lee of an amount, or require Lee to provide goods or services having a fair market value or aggregate sales price, of more than $10,000 per annum, except (1) contracts entered into in the ordinary course of business of Lee that can be terminated by Lee on 60 or fewer days' notice without penalty, (2) subscriptions to the Lee Newspapers and contracts for advertising or commercial printing which Lee entered in the ordinary course of business each involving aggregate amounts of less than $10,000 per annum, and (3) Lee Excluded Assets. Lee has delivered to Liberty a correct and complete copy of each written agreement listed on Part A of Section 4.5 of the Lee Disclosure Letter (the "Lee Material Contracts").

         (b) Except as set forth in Part B of Section 4.5 of the Lee Disclosure Letter, (i) neither Lee, nor, to the Knowledge of Lee, any other party to any contract, lease, license or other agreement to which Lee is a party or by which Lee or any of the Lee Acquired Assets are bound (other than contracts, licenses, leases or other agreements that constitute Lee Excluded Assets and do not relate solely to the Lee Business) is in material breach of or default under any such contract, lease, license or other agreement and (ii) no event has occurred which (after notice or lapse of time or both) would become a material breach or default by Lee under any such contract, lease, license or other agreement.

         4.6      Financial Statements; Undisclosed Liabilities.

         (a) Attached as Part A of Section 4.6 of the Lee Disclosure Letter are true and complete copies of (i) the unaudited balance sheet of the Lee Newspapers as at September 30, 1998 and (ii) the unaudited balance sheet of the Lee Newspapers as at July 31, 1999 (July 31, 1999 balance sheet is referred to as the "Lee Balance Sheet"), and the related unaudited statements of income for the twelve month and ten month periods then ended (collectively, the "Lee Financial Statements"). Except as disclosed in Part A of Section 4.6 of the Lee Disclosure Letter, the Lee Financial Statements fairly present in all material respects the financial position of Lee Newspapers as at September 30, 1998 and July 31, 1999 and the results of operations for the twelve months ended September 30, 1998, and the ten months ended July 31, 1999 in accordance with GAAP, except that the Lee Financial Statements are summary in nature and do not include the notes and related disclosures required by GAAP.

         (b) Except for Lee Excluded Assets and except for cash distributed to Lee and its Affiliates, the Lee Balance Sheet reflects all of the Lee Acquired Assets that will be acquired by Liberty at the Closing other than such assets as are disposed of or consumed in the ordinary course of the Lee Business and consistent with past practice since July 31, 1999 or such additional assets as are acquired by the Lee Newspapers in the ordinary course of business since July 31, 1999.

         (c) Except as set forth in Part B of Section 4.6 of the Lee Disclosure Letter or as reflected, reserved against or otherwise disclosed in the Lee Balance Sheet and liabilities and obligations incurred in the ordinary course of business since July 31, 1999, Lee does not have any material liabilities or obligations related solely to the Lee Business that would have been required to be reflected or otherwise disclosed by Lee in the Lee Balance Sheet in accordance with GAAP.

         4.7      Business Since July 31, 1999. Except as disclosed in Part A of
Section 4.7 of the Lee Disclosure Letter and except as required or otherwise contemplated by this Agreement, since July 31, 1999 (i) the Lee Business has been conducted in all material respects in the ordinary course, consistent with past practices, (ii) neither the Lee Business nor its condition nor assets has experienced a Lee Material Adverse Effect and (iii) no event or events has or have occurred that individually or in the aggregate has or have had or is or are reasonably likely to have a Lee Material Adverse Effect. Since July 31, 1999, except as described in Part B of Section 4.7 of the Lee Disclosure Letter, there has not been:

         (a) any material damage, destruction, or loss to the Lee Acquired Assets outside the ordinary course of business;

         (b) any making or authorization of any capital expenditure relating solely to the Lee Business by Lee in excess of $10,000 individually or the making or authorization of capital expenditures relating solely to the Lee Business by Lee of more than $25,000 in the aggregate;

         (c) any sale, transfer, or other disposition of assets or properties, real, personal, tangible or intangible, or mixed, relating solely to the Lee Business, by Lee, other than in the ordinary course of business;

         (d) other than pursuant to existing collective bargaining agreements or pursuant to regular salary reviews in the ordinary course of business consistent with past practices, any increase in the compensation payable or to become payable to any employees or agents of Lee that are involved in the Lee Business, or any bonus arrangement made with any thereof; or

         (e) no material increase in the operating costs of any of the Lee Newspapers, whether arising from or in connection with the sale of real property or otherwise, has occurred.

         4.8 Compliance with Law; Litigation; Injunctions. Lee is not in violation in any material respect of any law, rule, permit, regulation, order, judgment or decree applicable to it, except as set forth in Part A of Section
4.8 of the Lee Disclosure Letter, the violation of which could reasonably have a Lee Material Adverse Effect. Except for the matters set forth in Part B of
Section 4.8 of the Lee Disclosure Letter and for claims fully covered by liability insurance of Lee, (i) there is no action, suit or other proceeding pending or, to Lee's Knowledge, threatened, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator against Lee and relating to the Lee Newspapers which is reasonably expected to have a Lee Material Adverse Effect and (ii) Lee is not a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority relating to the Lee Newspapers.

         4.9 Licenses. With such exceptions as are set forth in Section 4.9 of the Lee Disclosure Letter (a) all licenses, permits, registrations or authorizations of any governmental department or agency that are presently required solely for the operation of the Lee Business as presently conducted have been duly obtained and are in full force and effect, the absence of which would have a Lee Material Adverse Effect and (b) no consent, authorization or approval is required to transfer such licenses, permits, registrations or authorizations to Liberty (or one or more Affiliates of Liberty as designated by Liberty) pursuant to this Agreement.

         4.10 Taxes. Except as set forth in Section 4.10 of the Lee Disclosure Letter:

         (a) Lee and any consolidated, combined or unitary group of which Lee is or was a member have timely filed all Tax Returns which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid. All such Tax Returns were true and correct in all material respects. On July 31, 1999, Lee had no liability for Taxes (other than Income Taxes) that would have been required to be reflected in the Lee Balance Sheet in accordance with GAAP, except to the extent that such Taxes are reflected, reserved against or otherwise disclosed in the Lee Balance Sheet or will be paid prior to the Closing Date. There is no dispute or claim concerning any liability for Taxes of Lee with respect to the Lee Business that is either (1) claimed or raised by any authority in writing or (2) as to which any of the directors and officers (or employees responsible for Tax matters) of Lee has any knowledge based upon personal contact with any agent of such authority. Lee has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code. Lee has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third Person.

         (b) No property of Lee is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.

         (c)      Lee is not a foreign person subject to withholding under
Section 1445 of the Code and the regulations promulgated thereunder, and, at the Closing Date, Lee shall deliver to Liberty a certificate to that effect.

         (d) Lee is not bound by or obligated under any tax sharing or similar agreement or arrangement, other than related to Lee's consolidated Tax return filing.

         4.11 Affiliated Transactions. Section 4.11 of the Lee Disclosure Letter sets forth a complete and accurate list of all contracts in connection with the Lee Business to which Lee on the one hand, and any of its Affiliates on the other hand, is a party.

         4.12 Brokers. Neither Lee nor any of its directors, officers, employees or Affiliates has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

         4.13     Labor.

         (a) Except as set forth in Part A of Section 4.13 of the Lee Disclosure Letter, (i) Lee does not have any contracts of employment with any of its employees, or consulting agreements with any consultants, involved solely in the Lee Business, (ii) no union has been certified as representing any of Lee's employees involved in the Lee Business, (iii) Lee is not a party to or currently negotiating any collective bargaining agreements with respect to its employees involved in the Lee Business, (iv) to Lee's Knowledge, there is no currently pending union representation activity involving any employees of Lee involved in the Lee Business, (v) to Lee's Knowledge, no demand has been made for recognition by a labor organization by or with respect to any employees of Lee involved in the Lee Business, and (vi) none of the employees of Lee involved in the Lee Business is represented by any labor union or organization. Except as set forth in, Part B of Section 4.13 of the Lee Disclosure Letter, there are no pending or, to Lee's Knowledge, overtly threatened (i) claims of employment discrimination, wage and hour claims, OSHA claims, unemployment claims or worker's compensation claims or (ii) unfair labor practice claims before the National Labor Relations Board.

         (b) There is not presently pending and during the last five years there has not been (i) any strike, picketing or work stoppage by any employees involved solely in connection with the Lee Business or (ii) any application for certification of a collective bargaining agreement. There is no lockout of any employee by Lee involved solely in the Lee Business, and no such action is contemplated by Lee.

         4.14     Employee Benefits.

         (a)      For purposes of this Agreement, an "Employee Benefit Plan" is
(i) each "employee benefit plan," within the meaning of Section 3(3) of ERISA and (ii) each other retirement, deferred compensation, medical, dental, vision, disability, educational assistance, dependent care, life insurance, flexible spending account, cafeteria plan (within the meaning of Code Section 125), workers compensation, stock option, stock purchase, other stock-based compensation, severance, vacation pay, other fringe or welfare benefits, change in control or incentive or bonus plan, fund, policy or arrangement. Section 4.14(a) of the Lee Disclosure Letter lists each Employee Benefit Plan maintained or contributed to by Lee or any of its ERISA Affiliates for current or former employees of Lee involved solely in the Lee Business (collectively, "Lee Benefit Plans"). Lee has delivered or made available to Liberty a copy of each Lee Benefit Plan (and each trust maintained in connection with any such Lee Benefit
Plan) or a written summary of any material unwritten Lee Benefit Plan and any summary plan description relating to a Lee Benefit Plan and, with respect to each Lee Benefit Plan under which liabilities are assumed by Liberty under
Section 10.1 (an "Assumed Lee Benefit Plan") the most recent Internal Revenue Service ("IRS") Form 5500 and, where applicable, the most recent IRS determination letter.

         (b) Except as set forth in Section 4.14(b) of the Lee Disclosure with respect to each Assumed Lee Benefit Plan, (i) each such plan is in material compliance with all applicable laws and regulations and has been administered substantially in accordance with its terms; and (ii) each such plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Knowledge of Lee, there are no existing circumstances likely to result in the revocation of any such determination letter. There are no actions, suits or claims pending or, to Lee's Knowledge, threatened (other than routine claims for benefits) with respect to any Lee Benefit Plan which are likely to result in the imposition of liability on Liberty.

         (c) Except as set forth in Section 4.14(c) of the Lee Disclosure Letter, no Lee Benefit Plan is a "single-employer" plan within the meaning of
Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA. Lee has not incurred any liability under Title IV of ERISA with respect to any Assumed Lee Benefit Plan other than for PBGC premiums not yet due.

         (d) To the Knowledge of Lee, no audit or investigation of any Lee Benefit Plan by the IRS, the Department of Labor or the PBGC is pending or threatened.

         (e) All contributions to the Assumed Lee Benefit Plans that will have been required to be made with respect to periods prior to the Closing Date under such Assumed Lee Benefit Plans will have been made or accrued as of the Closing Date.

         (f) Neither Lee nor any of its ERISA Affiliates nor, to Lee's Knowledge, any other Person, has taken any action or failed to take any action with respect to any Employee Benefit Plan maintained or contributed to or previously maintained or contributed to by Lee or any of its ERISA Affiliates for which Lee or any of its ERISA Affiliates may have any liability, contingent or otherwise, or permitted any circumstance to exist that may subject Liberty or any Assumed Lee Benefit Plan to any Tax, penalty, fine or other liability under the Code or ERISA.

         (g) Except as set forth in Section 4.14(g) of the Lee Disclosure Letter, there is no individual who is not, as of the date of this Agreement, an active employee of Lee or an ERISA Affiliate and who would at any future date be entitled to any form of reemployment rights with Lee or an ERISA Affiliate with respect to the Lee Business if (i) there were no exchange of assets pursuant to this Agreement and (ii) Lee continued to maintain the Lee Business.

         4.15 Environmental Matters. Except as set forth on Section 4.15 of the Lee Disclosure Letter to Lee's Knowledge:

         (a) there has not been any past or continuing release or threat of release of any Hazardous Substance in violation of Environmental Laws into the environment at, on or from the Lee Real Property or any other real property currently or previously leased or owned by Lee and used in the Lee Business and there are no Hazardous Substances at, on or under the Lee Real Property in violation of Environmental Laws;

         (b) there have been no Hazardous Substances generated solely in connection with the Lee Business that have been disposed of or come to rest at any site that has been included in any federal, state or local priority list of hazardous or toxic waste sites published by any governmental body, agency or authority;

         (c) (i) there are no underground or above-ground storage tanks located on the Lee Real Property;

                  (ii) there are no PCBs or PCB-containing equipment used or stored on the Lee Real Property;

         (d) a copy of any environmental investigations, studies, audits, tests, reviews or analyses relating to the Lee Acquired Assets conducted by Lee or any consultant engaged by Lee within the last five years, if any, have previously been provided to Liberty;

         (e) Lee has operated in compliance with all applicable Environmental Laws, the violation of which could reasonably be expected to have a Lee Material Adverse Effect;

         (f) Lee has not received any directive, order or notice from any government body alleging any violation of or failure to comply with Environmental Laws at the Lee Real Property by Lee;

         (g) Lee has not received any directive, order or notice from any government body or any other Person alleging that Lee is actually or potentially liable under Environmental Laws for the costs of environmental investigation or remediation of the Lee Real Property, or other real property to which Hazardous Substances generated by Lee in connection with a Lee Business were transferred for disposal; and

         (h) The Lee Real Property is not subject to any Lien, securing the costs of environmental remediation, arising under Environmental Laws.
         4.16     Intangible Property.

         (a) Except for Lee Excluded Assets, Lee owns or possesses valid, adequate and enforceable licenses or other rights to use all Lee Intangible Property used solely in connection with the Lee Business as currently conducted. There are no existing, or to the Knowledge of Lee, overtly threatened claims of any third Person based on the use by Lee, or challenging the ownership, use, scope, enforceability or validity, of any of the Lee Intangible Property used in the Lee Business. To the Knowledge of Lee, there is no infringing use by any Person of the Lee Intangible Property used in the Lee Business. Lee's use of the Lee Intangible Property does not infringe on the rights of any other Person.

         (b) All Lee Copyrights and Lee Trademarks described in Parts A and B, respectively, of Section 4.16(b) of the Lee Disclosure Letter are transferable to Liberty without the consent of any third party, and Section 4.16(b) constitutes a complete listing of all such Lee Copyrights and Lee Trademarks material to the Lee Business. The Lee Business possesses valid licenses for all material software used therein.

         (c) Except as otherwise disclosed in Section 4.16(c) of the Lee Disclosure Letter, any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of any software owned by or licensed to or used by the Lee Business, or the computer systems and other equipment containing embedded microchips of the Lee Business, in either case owned or operated by or used or relied upon in the conduct of such business (including any such systems and other equipment supplied by others or with which the computer systems of the Lee Business interface), and the testing of all such software, systems and other equipment as so reprogrammed, has been completed and paid for in full and such software, systems and other equipment shall function properly, without material errors or omissions, upon the occurrence of the year 2000 (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000).

         4.17 Insurance. All policies of insurance to which Lee is a party or which provide insurance coverage to Lee, taken together, provide adequate insurance coverage for the material Lee Acquired Assets and Lee for all risks to which the material Lee Acquired Assets and Lee are normally exposed in the ordinary course of the Lee Business.

         4.18     Advertisers, Subscribers, Circulation. Except as disclosed in
Section 4.18 of the Lee Disclosure Letter, to Lee's Knowledge, none of the advertisers that currently represent the Lee Newspapers' ten largest advertisers intends to materially reduce such purchases. Set forth on Section 4.18 of the Lee Disclosure Letter is (i) the total paid circulation and the total unpaid circulation for each Lee Newspaper as of December 31, 1998 and as of July 31, 1999, (ii) a list of the ten businesses or entities that generated the greatest amount of advertising revenues for each Lee Newspaper during the periods from October 1, 1997 through September 30, 1998 and October 1, 1998 through June 30, 1999 and (iii) a schedule of all sales during the period from October 1, 1998 through June 30, 1999 of, commitments during such period to sell, or representations during such period that it will sell, advertising space in any Lee Newspaper to any party involving the receipt of non-cash consideration in excess of $2,500. The Lee Newspapers have no lifetime subscription liabilities.

         4.19     Real Property.

         (a) The Lee Real Property complies in all material respects with all zoning, building, fire, use restriction, air, water or other pollution control, environmental protection, waste disposal, safety or health codes, ordinances, laws, rules or regulations. All of the buildings and other improvements located upon the Lee Real Property are in a good state of repair, reasonable wear and tear excepted.

         (b) No condemnation proceedings have been instituted or, to the Knowledge of Lee, threatened against Lee or the Lee Real Property.

         (c) Except as otherwise described in Section 4.19 of the Lee Disclosure Letter, all buildings and structures located on the Lee Real Property are located completely within the boundary lines of the Lee Real Property, no buildings, structure or other improvements owned by others encroach onto or under the Lee Real Property, and the Lee Real Property has access to public roads. Lee has all easements and rights necessary to conduct the Lee Business on the Lee Real Property in the manner presently conducted.

         4.20     Employment Matters. Except as otherwise disclosed in Section
4.20 of the Lee Disclosure Letter, since July 1, 1999, Lee has not transferred, or permitted or solicited the transfer of, any employee involved in the Lee Business to another newspaper or business owned or operated by Lee or any of its Affiliates.

         4.21 Accuracy of Representations. No representation or warranty made by Lee in this Agreement or any document delivered, or to be delivered, by or on behalf of Lee pursuant hereto, including the Lee Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading; provided, however, that Lee may submit, at any time up to the end of the Business Day two Business Days prior to the Closing Date, a revised version of the Lee Disclosure

Letter (and any attachment or schedule thereto), which shall amend the Lee Disclosure Letter only upon being accepted by Liberty in writing. Liberty acknowledges that its sole remedy for any breach of a representation or warranty caused by Liberty's refusal to accept an amended Lee Disclosure Letter shall be termination of this Agreement in accordance with Section 9.1(c).


                                    ARTICLE 5

                           [INTENTIONALLY LEFT BLANK]


                                    ARTICLE 6

                    CONDITIONS TO THE OBLIGATIONS OF LIBERTY

         6.1 Liberty's Closing Conditions. The obligations of Liberty under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Liberty in its absolute discretion:

         (a)      Representations, Warranties, Covenants.

                  (i)    The representations and warranties of Lee contained in
         Article 4 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement) provided, however, if any such representation or warranty is already qualified by materiality in any manner (including, but not limited to, any materiality qualification contained in a definition of a capitalized term used in such representation or warranty), for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects;

                  (ii) Lee shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and

                  (iii) Lee shall have furnished Liberty with a certificate, dated the Closing Date and duly executed on behalf of Lee by an officer of Lee, to the effect that the conditions set forth in clauses (i) and
         (ii) of this Section 6.1(a) have been satisfied.

(b) Proceedings. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the Ancillary Instruments, the result of which could prevent, or in any way limit or make illegal, the consummation of such transactions or operation of the Lee Newspapers after the Closing. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting consummation of the transactions contemplated by this Agreement.

         (c) Consents Under Contracts. Lee shall have obtained and delivered to Liberty all consents, waivers and approvals required under any Lee Material Contract (without any materially adverse provision or condition) to (i) permit the valid execution, delivery and performance by Lee of this Agreement and the Ancillary Instruments or (ii) prevent any Lee Material Contract from terminating or being amended prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby and thereby.

         (d) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the Ancillary Instruments shall have consented to, authorized, permitted or approved such transactions, and the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), applicable to the transactions contemplated by this Agreement and the Ancillary Instruments shall have expired or been terminated without any condition attached to such expiration or termination.

         (e) Noncompetition/Nonsolicitation Agreement. Lee and Liberty shall have entered into a Noncompetition/Nonsolicitation Agreement, dated the Closing Date, in a mutually agreeable form.

         (f) Real Estate Documents. Liberty shall have obtained, at Lee's expense, each of the following, in form and substance reasonably satisfactory to Liberty, covering the Lee Real Property.

                  (i) An ALTA 1990 owner's title policy (including extended coverage over the standard printed exceptions, access, location, environmental lien, survey and comprehensive endorsements) insuring title in Liberty (or one or more Affiliates of Liberty designated by Liberty) of each parcel of owned Lee Real Property and all recorded easements appurtenant thereto upon Closing, subject only to the Lee Permitted Liens, in the amount set forth with respect to each such parcel on SCHEDULE 6.1(F)(I) attached hereto, together in each case with any title insurance affidavit signed by Lee or its Affiliates required by the title insurance company issuing such policy and copies of all documents referenced in the policy as exceptions.

                  (ii) An as-built survey relating to each parcel of owned Lee Real Property which survey shall: (i) indicate the location, legal description and area and square feet of each parcel of owned Lee Real Property, (ii) locate all easements, utilities (including connections to public streets), parking facilities, covenants and restrictions and rights of way, (iii) indicate adjoining streets, building lines, surface improvements, encroachments, vehicular access and parking requirements, (iv) identify which portions of owned Lee Real Property are located in a 100 year flood plain area as identified under the National Flood Insurance Program and (v) satisfy the Minimum Standard Detail Requirements for ALTA/ACSM (1992) Land Title Surveys, including Table A requirements 3, 4, 6, 7, 8, 9, 10, 11 and 13.

Lee shall have delivered to Liberty such other documents as may be reasonably necessary to consummate the acquisition of the owned Lee Real Property effected through a "New York style" escrow closing, including, but not limited to, escrow instructions, any releases and settlement agreements from existing creditors of Lee or its Affiliates which may be necessary to assure delivery of title to the owned Lee Real Property (including, but not limited to, the Lee Real Property owned by Affiliates of Lee), subject only to Lee Permitted Liens.

         (g) Environmental Reports. Liberty shall have obtained, at Lee's expense, (i) an environmental assessment evaluation "Phase I" report with respect to each parcel of the owned Lee Real Property designated by Liberty (the "Lee Environmental Reports") from an environmental consultant selected, and directed as to the scope thereof, by Lee and (ii) a repair plan to reseal the Ottumwa sumps and to evaluate the integrity of, and, if necessary, repair or replace any broken or leaking pumps leading to or from such sumps with respect to the Ottumwa Pre-Closing Sump Liability, which plan shall be acceptable to Liberty, in its sole discretion (the "Sump Resealing Plan"). Liberty may undertake such further inspections and testing at its expense after the date hereof and prior to the Closing with respect to the owned Lee Real Property. Liberty shall be satisfied, in Liberty's sole discretion, that all such environmental reports, inspections and testing do not disclose conditions or the possibility of conditions which (a) might be expected to impose a material liability on Liberty (or one or more Affiliates of Liberty) under applicable laws for clean-up or other costs or (b) may make it difficult to obtain financing secured by the owned Lee Real Property. Lee shall have completed, at Lee's expenses, the repair activities set forth in the Sump Resealing Plan and the disposal of the containers containing waste relating thereto, given such repair activities and disposal are in accordance with all applicable Environmental Laws, and Liberty shall, in its sole discretion, be satisfied therewith.

         (h) Closing Documents. Lee shall have delivered to Liberty the documents specified in Section 2.3(b) hereof.

         (i) Leases. Liberty shall have received from each landlord under a lease of the leased Lee Real Property an estoppel certificate in form and substance reasonably satisfactory to Liberty and covering such other matters as Liberty reasonably may require.

         (j) Foreign Person. Liberty shall have received from Lee an affidavit (1) confirming its representation in Section 4.10(c), (2) setting forth Lee's taxpayer identification number, and (3) granting Liberty permission to furnish a copy of such affidavit to the Internal Revenue Service.

         (k) Transition Services. Liberty shall have received from Lee a Transition Services Agreement, referred to in Section 11.20, duly executed by Lee and acceptable to Liberty, and such agreement shall be in full force and effect.

         (l) Additional Financial Statements. Lee shall have provided to Liberty the Lee financial statements, in such form and prepared in accordance with Section 4.6(a), for any month-end occurring after July 31, 1999 within 15 days of such month-end. If the Closing will occur prior to 15 days after a month-end, Lee shall not be obligated to provide such financial statements for such month-end, but Liberty shall be permitted to make inquiry of Lee management of trends and other information with respect to such Lee financial statements not yet available for any month then ended, and there shall be no Lee Material Adverse Effect shown or expressed therein in the Lee Business.

         (m) License Agreement. Liberty shall have received from Lee the License Agreement, duly executed by Lee.

         (n) Aledo Purchase Agreement. At the Closing, Liberty and Lee shall have consummated the transactions contemplated by the Aledo Purchase Agreement.


                                    ARTICLE 7

                      CONDITIONS TO THE OBLIGATIONS OF LEE

         7.1 Lee's Closing Conditions. The obligations of Lee under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date, each of which may be waived (as conditions to its obligations) by Lee in its absolute discretion:

         (a)      Representations, Warranties, Covenants.

                  (i) The representations and warranties of Liberty contained in Article 3 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement) provided, however, if any such representation or warranty is already qualified by materiality in any manner (including, but not limited to, any materiality qualification contained in a definition of a capitalized term used in such representation or warranty), for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects;

                  (ii) Liberty shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and

                  (iii) Liberty shall have furnished Lee with a certificate, dated the Closing Date and duly executed on behalf of Liberty by an officer of Liberty, to the effect that the conditions set forth in clauses (i) and (ii) of this Section 7.1(a) have been satisfied.

         (b) Proceedings. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the Ancillary Instruments, the result of which could prevent, or in any way limit or make illegal, the consummation of such transactions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting consummation of the transactions contemplated by this Agreement.

         (c) Consents Under Contracts. Liberty shall have obtained and delivered to Lee all consents, waivers and approvals required under any Liberty Material Contract (without any materially adverse provision or condition) to (i) permit the valid execution, delivery and performance by Liberty of this Agreement and the Ancillary Instruments or (ii) prevent any Liberty Material Contract from terminating or being amended prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby and thereby.

         (d) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the Ancillary Instruments shall have consented to, authorized, permitted or approved such transactions, and the waiting period (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Instruments shall have expired or been terminated without any condition attached to such expiration or termination.

         (e) Noncompetition/Nonsolicitation Agreement. Lee and Liberty shall have entered into a Noncompetition/Nonsolicitation Agreement, dated the Closing Date, in a mutually agreeable form.

         (f) Real Estate Documents. Lee shall have obtained, at Liberty's expense, each of the following, in form and substance reasonably satisfactory to Lee, covering the Liberty Real Property:

                  (i) An ALTA 1990 owner's or leasehold title policy (including extended coverage over the standard printed exceptions, access, location, environmental lien, survey and comprehensive endorsements) insuring title in Lee of each parcel of owned Liberty Real Property and all recorded easements appurtenant thereto upon the Closing Date, subject only to the Liberty Permitted Liens, in the amount set forth with respect to each such parcel on SCHEDULE 7.1(F)(I), together in each case with any title insurance affidavit signed by Liberty or its Affiliates required by the title insurance company issuing such policy and copies of all documents referenced in the policy as exceptions.

                  (ii) An as-built survey relating to each parcel of owned Liberty Real Property which survey shall: (i) indicate the location, legal description and area and square feet of each parcel of owned Liberty Real Property, (ii) locate all easements, utilities (including connections to public streets), parking facilities, covenants and restrictions and rights of way, (iii) indicate adjoining streets, building lines, surface improvements, encroachments, vehicular access and parking requirements, (iv) identify which portions of the owned Liberty Real Property are located in a 100 year flood plain area as identified under the National Flood Insurance Program and (v) satisfy the Minimum Standard Detail Requirements for ALTA/ACSM (1992) Land Title Surveys, including Table A requirements 3, 4, 6, 7, 8, 9, 10, 11 and 13.

Liberty shall have delivered to Lee such other documents as may be reasonably necessary to consummate the acquisition of the owned Liberty Real Property effected through a "New York style" escrow closing, including, but not limited to, escrow instructions, any releases and settlement agreements from existing creditors of Liberty or its Affiliates which may be necessary to assure delivery of title to the owned Liberty Real Property (including, but not limited to, the Liberty Real Property owned by Affiliates of Liberty), subject only to Liberty Permitted Liens.

         (g) Environmental Reports. Lee shall have obtained, at Liberty's expense, an environmental assessment evaluation "Phase I" report with respect to each parcel of the owned Liberty Real Property designated by Lee from an environmental consultant selected, and directed as to the scope thereof, by Liberty. Lee may undertake such further inspections and testing at its expense after the date hereof and prior to the Closing with respect to the owned Liberty Real Property. Lee shall be satisfied, in Lee's sole discretion, that all such environmental reports, inspections and testing do not disclose conditions or the possibility of conditions which (a) might be expected to impose a material liability on Lee under applicable laws for clean-up or other costs or (b) may make it difficult to obtain financing secured by the Liberty Real Property.

         (h) Closing Documents. Liberty shall have delivered to Lee the documents specified in Section 2.3(a) hereof.

         (i) Leases. Lee shall have received from each landlord under a lease of the leased Liberty Real Property an estoppel certificate in form and substance reasonably satisfactory to Lee and covering such other matters as Lee reasonably may require.

         (j) Foreign Person. Lee shall have received from Liberty an affidavit (1) confirming its representation in Section 3.10(c), (2) setting forth Liberty's taxpayer identification number, and (3) granting Lee permission to furnish a copy of such affidavit to the Internal Revenue Service.

         (k) Transition Services. Lee shall have received from Liberty a Transition Services Agreement, referred to in Section 11.20, duly executed by Liberty and acceptable to Lee, and such agreement shall be in full force and effect

         (l) Additional Financial Statements. Liberty shall have provided to Lee the Liberty financial statements, in such form and prepared in accordance with Section 3.6(a), for any month-end occurring after July 31, 1999 within 15 days of such month-end. If the Closing will occur prior to 15 days after a month-end, Liberty shall not be obligated to provide such financial statements for such month-end, but Lee shall be permitted to make inquiry of Liberty management of trends and other information with respect to such Liberty financial statements not yet available for any month then ended, and there shall be no Liberty Material Adverse Effect shown or expressed therein in the Liberty Business.

         (m) License Agreement. Lee shall have received from Liberty the License Agreement, duly executed by Liberty.

         (n) Aledo Purchase Agreement. At the Closing, Liberty and Lee shall have consummated the transactions contemplated by the Aledo Purchase Agreement.


                                    ARTICLE 8

                            SURVIVAL; INDEMNIFICATION

         8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, the Liberty Disclosure Letter, the Lee Disclosure Letter or in any exhibit, certificate, agreement, document or statement delivered pursuant hereto, (an "Ancillary Instrument"), shall survive (and not be affected in any respect by) the Closing Date and any investigation conducted by any party hereto. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement or any Ancillary Instrument, respectively, shall terminate on, and no claim or action with respect thereto may be brought after, the date that is twelve months after the Closing Date, except that (1) the representations and warranties contained in Sections 3.10, 3.14, 3.15, 4.10, 4.14 and 4.15 hereof shall terminate on, and no claim or action with respect thereto may be brought after, the expiration date of the applicable statute of limitations (giving effect to any waiver, stay or extension thereof), and (2) the representations and warranties contained in Sections 3.4 and 4.4 hereof shall survive in perpetuity. The representations and warranties which terminate on the date that is twelve months after the Closing Date, and upon the expiration date of the applicable statute of limitations (giving effect to any waiver, stay or extension thereof), and the liability of any party hereto with respect thereto pursuant to this Article 8, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party (as defined in Section 8.2(c)) has been given written notice setting forth the material facts upon which the claim for indemnification is based and, if feasible, a reasonable estimate of the amount of the claims prior to the date that is twelve months after the Closing Date or that is the date of expiration of the applicable statute of limitations, as the case may be.

         8.2 Indemnification. The parties hereto shall indemnify each other as set forth below:

         (a) Subject to Section 8.1 and to the other provisions of this Section 8.2, Liberty hereby agrees to indemnify and hold Lee harmless from, and to reimburse Lee for any Losses (including, without limitation, any reasonable Legal Expenses) which result from or arise out of:

                  (i) the breach of any representation or warranty of Liberty contained in this Agreement or any Ancillary Instrument;

                  (ii) the breach by Liberty of, or failure by Liberty, to perform any of its respective covenants or agreements contained in this Agreement or any Ancillary Instrument;

                  (iii)  the Liberty Retained Liabilities;

                  (iv)   the Lee Assumed Liabilities;

                  (v) the operation of the Lee Business or the ownership of the Lee Acquired Assets following the Closing Date; or

                  (vi) non-compliance with any applicable bulk sales law insofar as it relates to the Liberty Acquired Assets;

provided, however, that with respect to the Liberty Newspapers (A) Liberty shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 8.2(a) until the cumulative aggregate amount of such Losses exceeds $140,000 (the "Liberty Basket Amount"), in which case Liberty shall then be liable only for such Losses in excess of the Liberty Basket Amount and (B) the cumulative aggregate indemnity obligation of Liberty under Section 8.2(a)(i) shall in no event exceed $1,400,000.

         As used herein, "Legal Expenses" shall mean the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

         (b)      Subject to Section 8.1 and to the other provisions of this
Section 8.2, Lee hereby agrees to indemnify and hold Liberty harmless from, and to reimburse Liberty for any Losses (including, without limitation, any reasonable Legal Expenses) which result from or arise out of:

                  (i) the breach of any representation or warranty of Lee contained in this Agreement or any Ancillary Instrument;

                  (ii) the breach by Lee of or failure by Lee to perform any of its respective covenants or agreements contained in this Agreement or any Ancillary Instrument;

                  (iii) the Lee Retained Liabilities (including, but not limited to, the Ottumwa Pre-Closing Sump Liability);

                  (iv)   the Liberty Assumed Liabilities;

                  (v) the operation of the Liberty Business or the ownership of the Liberty Acquired Assets following the Closing Date; or

                  (vi) non-compliance with any applicable bulk sales law insofar as it relates to the Lee Acquired Assets;

provided, however, that (A) Lee shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 8.2(b), until the cumulative aggregate amount of such Losses exceeds $140,000 (the "Lee Basket Amount"), in which case Lee shall then be liable only for such Losses in excess of the Lee Basket Amount and (B) the cumulative aggregate indemnity obligation of Lee under Section 8.2(b)(i) shall in no event exceed $1,400,000;

provided further, however, that Lee's obligation to indemnify Liberty under
Section 8.2(b)(iii) with respect to the Ottumwa Pre-Closing Sump Liability shall only arise in the event that Liberty incurs any Losses in connection with or in relation to the Ottumwa Pre-Closing Liability as a result of or in connection with (a) an action, claim, charge, proceeding, investigation, order, judgment or decree relating to the Ottumwa Pre-Closing Sump Liability and brought by or initiated by a federal, state, local or municipal court, administrative agency or other governmental authority (including, but not limited to, the U.S. Environmental Protection Agency or Iowa Department of Natural Resources) (collectively "Governmental Agency or Agencies"), an unaffiliated third party purchaser of the owned Lee Real Property located in Ottumwa, Iowa or another unaffiliated third party or (b) any remediation, clean-up or indemnity of or with respect to the Ottumwa Pre-Closing Sump Liability which is required, as an express condition of purchase by an unaffiliated third party prospective purchaser of the owned Lee Real Property located in Ottumwa, Iowa.

         (c) As promptly as practicable, and in any event within 30 days, after Lee or any of its Affiliates, on the one hand, or Liberty or any of its Affiliates, on the other hand, shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, or the incurrence of any Loss, for which indemnification is provided for (assuming, only for the purposes of this Section 8.2(c) and of the terms defined in this Section 8.2(c), that the Liberty Basket Amount or the Lee Basket amount, as the case may be, was zero) by Section 8.2(a) or 8.2 (b) (an "Indemnification Event"), the party entitled to such indemnification (an "Indemnified Party") shall give written notice (an "Indemnification Claim") to the party from which such indemnification is (or, under such assumption, could be) sought (an "Indemnifying Party") describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within 30 days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure (and, to such extent, the Losses resulting from such Indemnification Event shall be disregarded for purposes of determining whether the Liberty Basket Amount or the Lee Basket Amount, as the case may be, has been exceeded).

         (d) If any Indemnification Event involves the claim of any third party (a "Third-Party Claim"), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 8.2(a) or
8.2 (b),as the case may be) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim, such approval not to be unreasonably withheld or delayed, if
(x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnified Party or (y) in the case of a settlement, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability in respect of such Third-Party Claim. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith except as provided below. If the Indemnifying Party does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 8.2(d) within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for (subject to, and not disregarding, the provisos to Section 8.2(a) or 8.2(b) in Section 8.2(a) or 8.2(b)), as appropriate. Notwithstanding the foregoing provisions of this
Section 8.2(d), the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event (x) the Indemnifying Party shall cease to have any obligation under Section 8.2(a) or 8.2(b), as the case may be, in respect of such Third-Party Claim and (y) all Losses resulting from such Third-Party Claim will not be considered for purposes of determining whether the Liberty Basket Amount or the Lee Basket Amount, as the case may be, has been exceeded. The Indemnifying Party shall not be liable under this Section
8.2 for any settlement or compromise effected without its consent.

         (e) The Indemnified Party and the Indemnifying Party shall each cooperate (and shall each cause its Affiliates to cooperate) with the other in the defense of any Third-Party Claim pursuant to Section 8.2(d). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person with such documentary or other evidence as is then in its or any of its Affiliate's possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

         (f) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party's rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.

         (g) Liberty and Lee each agree that: (i) if the Closing occurs, the rights to indemnification set forth in Section 8.2 (a) or 8.2(b) shall, except as otherwise required by law, be the sole and exclusive remedy that any Indemnified Party has against the other party with respect to breaches of representations or warranties under this Agreement; (ii) prior to the Closing Date, the sole and exclusive remedies of Liberty and Lee for breaches of representations or warranties hereunder shall be either of the following: (A) to enforce its rights set forth in Section 11.18 or (B) to terminate this Agreement as provided in Section 9.1; and (iii) at the Closing each party will confirm to the other in writing whether it has actual knowledge of an Indemnification Event existing at the Closing Date and a description of any such claim. Neither party shall have an obligation to the other under Section 8.2(a) or 8.2 (b) with respect to any Indemnification Event actually known to the other party and not so disclosed at the Closing. All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 8.2(c) hereof and, to the extent applicable to such claims, within the relevant time period set forth in the last sentence of Section 8.1 hereof.

         (h) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense, including reasonable attorneys' fees, incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.


                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing Date:

         (a)   by the mutual written consent of Liberty and Lee;

         (b) by either Liberty or Lee, if the Closing Date has not taken place by September 30, 1999 and the terminating party is not in material breach of its obligations hereunder;

         (c)   by Liberty as provided in Section 4.21;

         (d)   by Lee as provided in Section 3.21; or

         (e) by either Liberty or Lee, if any court or governmental body of competent jurisdiction in the United States shall have issued an order, stay, judgment or decree, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such order, stay, judgment, decree, or other action, shall have become final and non-appealable; or

         (f) by either Liberty or Lee in the event the Aledo Purchase Agreement is terminated by either Lee or Liberty in accordance with its terms.

         If Liberty or Lee shall terminate this Agreement pursuant to the foregoing provisions of this Section 9.1, such termination shall be effected by written notice to the other party specifying the provision pursuant to which such termination is made.

         9.2   Liabilities Upon Termination. Except for the terms of Section
11.2 hereof (and, to the extent relevant thereto, the terms of Sections 8.2, 11.4, 11.5, 11.6, 11.7, 11.14, 11.16, 11.17 and 11.19 hereof), which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained in Section 9.1 or this Section 9.2 shall (i) relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein (and the terms of Sections 8.2, 11.4, 11.5, 11.6, 11.7, 11.14,

11.16, 11.17 and 11.19 hereof shall apply to any such failure) or (ii) affect the Confidentiality Agreement, which shall survive any termination of this Agreement in accordance with the Confidentiality Agreement's terms and conditions.



                                   ARTICLE 10

                        EMPLOYEE AND CERTAIN TAX MATTERS

         10.1  Liberty Employee Matters.

         (a) (i) Liberty shall, after notifying Lee of its intent thereto and after first allowing Lee to be present at and to participate during or in connection with such notification (if Lee desires), provide all current Liberty employees involved solely in the Liberty Business with all appropriate notification of the sale of the Liberty Business and the termination of each such employee's employment with Liberty as a result thereof.

               (ii) Lee shall have no obligation to hire any of Liberty's current or former employees involved in the Liberty Business. Promptly after the date hereof, Lee shall have the right to review all employment records and files of the Liberty employees involved solely in the Liberty Business, after Liberty obtains a written release of each such employee's personnel file from such employee, and to interview current Liberty employees involved solely in the Liberty Business for employment after the Closing Date. Lee may make an offer of employment to any Liberty Business employee involved solely in the Liberty Business, which offer shall be subject to, and effective, immediately following the Closing Date. Any employee of Liberty involved in the Liberty Business who commences employment with Lee as of the Closing Date is referred to herein as a "Liberty Transferred Employee."

         (b) Except to the extent prohibited by the Code, ERISA, or other applicable law, each Employee Benefit Plan established or maintained by Lee or its ERISA Affiliates for Liberty Transferred Employees ("Lee Plan") shall grant credit to each Liberty Transferred Employee for all service on or prior to the Closing Date with Liberty or any predecessor or ERISA Affiliate of Liberty, for purposes of eligibility, vesting and seniority; provided, however, that such credit shall only be provided to the extent that such service is documented by Liberty substantially contemporaneously with the Closing Date and in a manner reasonably satisfactory to Lee; provided further, no such credit shall be provided with respect to any group health plan (other than a health flexible spending arrangement) maintained by Lee or an ERISA Affiliate; provided further, that credit for such service shall not be required for any purpose under any post-retirement medical or life insurance plan or for purposes of benefit accrual under any plan; and provided further, that any Lee Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a Liberty Transferred Employee is entitled under any comparable Liberty Benefit Plan on or prior to the Closing Date.

         (c) During the period that begins on the Closing Date and ends on the last day of the calendar month in which the Closing Date occurs, Liberty shall continue group health plan coverage for Liberty Transferred Employees and their family members in the same manner and under the same terms as if such Liberty Transferred Employees had remained employees of Liberty. As of the first day after the period described in the preceding sentence, Lee shall establish or maintain a group health plan which shall cover all Liberty Transferred Employees and their family members (as defined in the plan established or maintained by Lee) who immediately prior to the Closing Date were covered under any group health plan (other than a health flexible spending arrangement) maintained by Liberty. As of the same date any such group health plan (other than a health flexible spending arrangement) established or maintained by Lee shall, with respect to Liberty Transferred Employees and their family members (as defined in the plan established or maintained by Lee), (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Liberty prior to the Closing Date and (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.

         (d) A 401(k) Plan maintained by Lee shall accept direct rollovers of distributions from Liberty's 401(k) Plan for electing Liberty Transferred Employees, but only to the extent that:

               (i) the plan administrator of Lee's 401(k) Plan receives such statements, certifications, and documentation as are considered by such plan administrator to be necessary or appropriate for such plan administrator to reasonably conclude that such rollovers are valid rollover contributions;

               (ii) the plan administrator of Lee's 401(k) Plan does not subsequently determine that one or more of such rollovers was an invalid rollover contribution;

               (iii) the electing Liberty Transferred Employee is an employee of Lee or an ERISA Affiliate as of the date of the rollover contribution; and

               (iv)  the rollover contribution consists exclusively of cash.

         (e) Lee will assume and satisfy Liberty's liability with respect to all earned and unpaid vacation pay to which Liberty Transferred Employees are entitled, if any, as of the Closing Date, either by providing such employees with their eligible paid vacation time or a payment in lieu thereof consistent with Lee's past practices. Lee will give the Liberty Transferred Employees credit for past service with Liberty and its Affiliates in determining the amount of paid vacation to which they may become entitled after the Closing Date in accordance with Lee's vacation policies in effect from time to time; provided, however, that such credit shall only be provided to the extent that such service is documented by Liberty substantially contemporaneously with the Closing Date and in a manner reasonably satisfactory to Lee.

         (f) Liberty shall remain liable for and shall pay all short-term disability benefits payable to any Liberty Transferred Employee with respect to any illness or injury which occurred or existed on or prior to the Closing Date. Lee shall be liable for and shall pay all short-term disability benefits payable to any Liberty Transferred Employee with respect to any illness or injury which occurred or existed on or after the Closing Date in accordance with the terms of any applicable Lee employee benefit plan.

         (g) Liberty shall be responsible for providing long-term disability benefits to any current or former employees of Liberty who are receiving long-term disability benefits as of the Closing Date in accordance with the terms of Liberty's long-term disability plan and to any employees on short-term disability leave as of the Closing Date who subsequently qualify for long-term disability benefits.

         (h) Liberty shall be responsible for any covered claims incurred by any Liberty Transferred Employee under Liberty's medical or dental plans prior to the Closing Date in accordance with the terms of such plans. Lee shall be responsible for any claims incurred by any Liberty Transferred Employee participating in Lee's medical or dental plans after the Closing Date, to the extent such claims are covered by, and in accordance with the terms of, Lee's plans.

         (i) Liberty shall be responsible for providing continuation of group health coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") to any current or former employee of Liberty or any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a "qualifying event" (within the meaning of Section 4980B of the Code) under any Liberty Benefit Plan on or prior to the Closing Date. Lee shall not require, recommend or encourage any Liberty Transferred Employee to elect continuation of coverage under a Liberty group health plan pursuant to COBRA. Lee shall be responsible for providing COBRA coverage to any Liberty Transferred Employee or any "qualified beneficiary" of a Liberty Transferred Employee who incurs a "qualifying event" under any Lee Benefit Plan after the Closing Date.

         (j) Liberty shall be responsible for providing any post-employment benefits, including medical and life insurance benefits, to any employees or former employees of Liberty (and their family members) in accordance with the terms of Liberty's Plans, if applicable.

         (k) Liberty shall be responsible for any workers compensation claims which are reported or incurred by any Liberty Transferred Employee prior to the Closing Date. Lee shall be responsible for any workers compensation claims which are incurred by any Liberty Transferred Employee on or after the Closing Date.

         (l) Except as otherwise specifically provided herein, Lee, its Affiliates, and its ERISA Affiliates shall have no responsibility for, and Liberty shall be solely responsible for, all benefits, compensation, or other liabilities attributable to (i) services rendered to Liberty on or prior to the Closing Date by a Liberty Transferred Employee or by any other individual as an employee of Liberty or otherwise, or (ii) any act or omission of Liberty with respect to any individual described in clause (i), including any agreement, plan, fund, policy, or arrangement maintained at any time by Liberty. No other provision of this Section 10.1 describing Liberty's liability or responsibility shall be interpreted to limit the liability or responsibility that Liberty has under this paragraph (l) except to the extent that such other provision specifically makes Lee liable or responsible. For purposes of this paragraph (l), references to Liberty shall include Liberty, its Affiliates, its ERISA Affiliates, and all predecessors of any of such entities.

         (m) The parties agree that, to the extent permissible under applicable law (i) Lee shall be a successor employer with respect to the Liberty Transferred Employees for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. ss 3101-3128 and the Federal Unemployment Tax Act, as codified at 26 U.S.C. ss 3301-3311, and (ii) to the extent that Lee elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Liberty and Lee agree to provide each other with such wage, tax and other information as may reasonably be required for those purposes.

         (n) Liberty shall, upon the request of Lee, deliver such documents, personnel or benefit information and other information in its possession, as may be necessary or desirable from time to time for the administration, analysis and operation of the Lee Plans. Such documents and information may be provided at such times and in such form (including any electronic media) as may reasonably be requested by either party.

         10.2  Lee Employee Matters.

         (a) (i) Lee shall, after notifying Liberty of its intent thereto and after first allowing Liberty to be present at and to participate during or in connection with such notification (if Liberty desires), provide all current Lee employees involved solely in the Lee Business with all appropriate notification of the sale of the Lee Business and the termination of each such employee's employment with Lee as a result thereof.

               (ii) Liberty shall have no obligation to hire any of Lee current or former employees involved in the Lee Business. Promptly after the date hereof, Liberty shall have the right to review all employment records and files of Lee employees involved solely in the Lee Business, after Lee obtains a written release of each such employee's personnel file from such employee, and to interview current Lee employees involved solely in the Lee Business for employment after the Closing Date. Liberty may make an offer of employment to any Lee Business employee involved solely in the Lee Business, which offer shall be subject to, and effective, immediately following the Closing Date. Any employee of Lee involved in the Lee Business who commences employment with Liberty as of the Closing Date (or one or more Affiliates of Liberty designated by Liberty) is referred to herein as a "Lee Transferred Employee."

         (b) Except to the extent prohibited by the Code, ERISA, or other applicable law, each Employee Benefit Plan established or maintained by Liberty or its ERISA Affiliates for Lee Transferred Employees ("Liberty Plan") shall grant credit to each Lee Transferred Employee for all service on or prior to the Closing Date with Lee or any predecessor or ERISA Affiliate of the foregoing, for purposes of eligibility, vesting and seniority; provided, however, that such credit shall only be provided to the extent that such service is documented by Lee substantially contemporaneously with the Closing Date and in a manner reasonably satisfactory to Liberty; provided further, no such credit shall be provided with respect to any group health plan (other than a health flexible spending arrangement) maintained by Liberty or an ERISA Affiliate; provided further, that credit for such service shall not be required for any purpose under any post-retirement medical or life insurance plan or for purposes of benefit accrual under any plan; and provided further, that any Liberty Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a Lee Transferred Employee is entitled under any comparable Lee Benefit Plan on or prior to the Closing Date.

         (c) During the period that begins on the Closing Date and ends on the last day of the calendar month in which the Closing Date occurs, Lee shall continue group health plan coverage for Lee Transferred Employees and their family members in the same manner and under the same terms as if such Lee Transferred Employees had remained employees of Lee. As of the first day after the period described in the preceding sentence, Liberty shall establish or maintain a group health plan which shall cover all Lee Transferred Employees and their family members ( as defined in the plan established or maintained by Liberty) who immediately prior to the Closing Date were covered under any group health plan (other that a health flexible spending arrangement) maintained by Lee. As of the same date, any such group health plan (other than a health flexible spending arrangement) established or maintained by Liberty shall, with respect to Lee Transferred Employees and their family members (as defined in the plan established or maintained by Liberty), (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Lee prior to the Closing Date and (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.

         (d) A 401(k) Plan maintained by Liberty shall accept direct rollovers of distributions from Lee's 401(k) Plan for electing Lee Transferred Employees, but only to the extent that:

                     (i) the plan administrator of Liberty's 401(k) Plan receives such statements, certifications, and documentation as are considered by such plan administrator to be necessary or appropriate for such plan administrator to reasonably conclude that such rollovers are valid rollover contributions;

                     (ii) the plan administrator of Liberty's 401(k) Plan does
               not subsequently determine that one or more of such rollovers was an invalid rollover contribution;

               (iii) the electing Lee Transferred Employee is an employee of Liberty or an ERISA Affiliate as of the date of the rollover contribution; and

               (iv)  the rollover contribution consists exclusively of cash.

         (e) Liberty will assume and satisfy Lee's liability with respect to all earned and unpaid vacation pay to which Lee Transferred Employees are entitled, if any, as of the Closing Date, either by providing such employees with their eligible paid vacation time or a payment in lieu thereof consistent with Liberty's past practices. Liberty will give the Lee Transferred Employees credit for past service with Lee and its Affiliates in determining the amount of paid vacation to which they may become entitled after the Closing Date, in accordance with Liberty's vacation policies in effect from time to time; provided, however, that such credit shall only be provided to the extent that such service is documented by Lee substantially contemporaneously with the Closing Date and in a manner reasonably satisfactory to Liberty.

         (f) Lee shall remain liable for and shall pay all short-term disability benefits payable to any Lee Transferred Employee with respect to any illness or injury which occurred or existed on or prior to the Closing Date. Liberty shall be liable for and shall pay all short-term disability benefits payable to any Lee Transferred Employee with respect to any illness or injury which occurred or existed on or after the Closing Date in accordance with the terms of any applicable Liberty employee benefit plan.

         (g) Lee shall be responsible for providing long-term disability benefits to any current or former employees of Lee who are receiving long-term disability benefits as of the Closing Date in accordance with the terms of Lee's long-term disability plan and to any employees on short-term disability leave as of the Closing Date who subsequently qualify for long-term disability benefits.

         (h) Lee shall be responsible for any covered claims incurred by any Lee Transferred Employee under Lee's medical, dental or vision plans prior to the Closing Date in accordance with the terms of such plans. Liberty shall be responsible for any claims incurred by any Lee Transferred Employee participating in Liberty's medical, dental or vision plans after the Closing Date, to the extent such claims are covered by, and in accordance with the terms of, Liberty's plans.

         (i) Lee shall be responsible for providing COBRA coverage to any current or former employee of Lee or any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a "qualifying event" (within the meaning of Section 4980B of the Code) under any Lee Benefit Plan on or prior to the Closing Date. Liberty shall not require, recommend or encourage any Lee Transferred Employee to elect continuation of coverage under a Lee group health plan pursuant to COBRA. Liberty shall be responsible for providing COBRA coverage to any Lee Transferred Employee or any "qualified beneficiary" of a Lee Transferred Employee who incurs a "qualifying event" under any Liberty Benefit Plan after the Closing Date.

         (j) Lee shall be responsible for providing any post-employment benefits, including medical and life insurance benefits, to any employees or former employees of Lee (and their family members) in accordance with the terms of Lee's Plans, if applicable.

         (k) Lee shall be responsible for any workers compensation claims which are reported or incurred by any Lee Transferred Employee prior to the Closing Date. Liberty shall be responsible for any workers compensation claims which are incurred by any Lee Transferred Employee on or after the Closing Date.

         (l) Except as otherwise specifically provided herein, Liberty, its Affiliates, and its ERISA Affiliates shall have no responsibility for, and Lee shall be solely responsible for, all benefits, compensation, or other liabilities attributable to (i) services rendered to Lee on or prior to the Closing Date by a Lee Transferred Employee or by any other individual as an employee of Lee or otherwise, or (ii) any act or omission of Lee with respect to any individual described in clause (i), including any agreement, plan, fund, policy, or arrangement maintained at any time by Lee. No other provision of this
Section 10.2 describing Lee's liability or responsibility shall be interpreted to limit the liability or responsibility that Lee has under this paragraph (l) except to the extent that such other provision specifically makes Liberty liable or responsible. For purposes of this paragraph (l), references to Lee shall include Lee, its Affiliates, its ERISA Affiliates, and all predecessors of any of such entities.

         (m) The parties agree that, to the extent permissible under applicable law (i) Liberty shall be a successor employer with respect to the Lee Transferred Employees for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. ss.ss. 3101-3128 and the Federal Unemployment Tax Act, as codified at 26 U.S.C. ss.ss. 3301-3311, and (ii) to the extent that Liberty elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Lee and Liberty agree to provide each other with such wage, tax and other information as may reasonably be required for those purposes.

         (n) Lee shall, upon the request of Liberty deliver such documents, personnel or benefit information and other information in its possession, as may be necessary or desirable from time to time for the administration, analysis and operation of the Liberty Plans. Such documents and information may be provided at such times and in such form (including any electronic media) as may reasonably be requested by either party.

         10.3 Certain Tax Matters. All federal, state, local and other transfer, sales and use Taxes imposed upon the transfer to Liberty (or one or more Affiliates of Liberty as designated by Liberty) of the Lee Acquired Assets or to Lee of the Liberty Acquired Assets as contemplated by this Agreement will be shared equally by Liberty on the one hand and Lee on the other.


                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1  Exclusivity of Representations, Reliance on Representations.

         (a) THE REPRESENTATIONS AND WARRANTIES MADE BY LIBERTY AND LEE, RESPECTIVELY, IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES, OF LIBERTY AND LEE RESPECTIVELY. LIBERTY AND LEE EACH HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY LIBERTY OR ANY OTHER PERSON TO LEE OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY LEE OR ANY OTHER PERSON TO LIBERTY, ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (b) Lee represents and warrants to Liberty that in making its decision to enter into this Agreement it is not relying on any information provided or statements made by Liberty or any of its respective agents, representatives, employees or affiliates other than the specific representations and warranties made by Liberty in this Agreement.

         (c) Liberty represents and warrants to Lee that in making its decision to enter into this Agreement it is not relying on any information provided or statements made by Lee or any of its respective agents, representatives, employees or affiliates other than the specific representations and warranties made by Lee in this Agreement.

         11.2  Expenses. Except as expressly set forth in this Section 11.2 and
Section 10.3 and Section 11.13, regardless of whether the Closing Date occurs, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith. Notwithstanding the foregoing, the fees of all filings required under the HSR Act in connection with the transactions contemplated by this Agreement and the Ancillary Instruments will be shared equally by the parties.

         11.3 Further Assurances, Bulk Transfer. Subject to Section 9.1 hereof, from time to time prior to, at and after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement. The parties hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

         11.4 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

         If to Liberty:           Liberty Group Publishing, Inc.
                                  3000 Dundee Road
                                  Northbrook, Illinois 60062
                                  Attn: Kenneth L. Serota

         with a copy to:          Katten Muchin & Zavis
                                  525 W. Monroe Street
                                  Suite 1600
                                  Chicago, Illinois 60661
                                  Attn: Kenneth W. Miller

         If to Lee:               Lee Enterprises, Incorporated
                                  215 North Main Street, Ste. 400
                                  Davenport, IA 52801
                                  Attn: Larry L. Bloom

         with a copy to:          Lane & Waterman
                                  220 N. Main Street, Ste. 600
                                  Davenport, IA  52801
                                  Attn: C. Dana Waterman III

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that Liberty and Lee may assign any or all of their respective rights and obligations hereunder to any of their Affiliates without the consent of the other parties; provided, that any such assignment shall not relieve Liberty or Lee, as the case may be, from any liability hereunder.

         11.6  Construction.

         (a) Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words "hereof", "herein", "hereunder"
 and other similar words refer to this Agreement as a whole, (iii) Article, Section and Schedule references in this Agreement are to Articles of, Sections of, Schedule to and Exhibits to this Agreement and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

         (b) The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         (c) All references to "days" shall be to calendar days unless business days are specified.

         (d) Unless the context otherwise requires, (i) "or" is not exclusive and (ii) "including" means "including but not limited to" and "including without limitation".

         (e) As used herein, the phrases "date of this Agreement" and "date hereof' and any other phrases of similar import shall mean August 26, 1999 (regardless, with respect to representations and warranties, of the date or time as of which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined).

         11.7 Law Governing. THIS AGREEMENT IS INTENDED AS A CONTRACT UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF ILLINOIS, INCLUDING WITHOUT LIMITATION AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE.

         11.8 Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         11.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

         11.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, excluding the Confidentiality Agreement (which shall remain in full force and effect in accordance with its terms and conditions), and may not be amended or modified except by a written agreement signed by Lee and Liberty.

         11.11 Access to Books and Records.

         (a) After the Closing Date, Lee shall, upon Liberty's request from time to time, and upon reasonable notice, in connection with the preparation by Liberty or its Affiliates of Tax returns, audited financial statements incorporating the Lee Newspapers and the Lee Business and all requisite securities law filings (including, but not limited to, a Form 8K filing, if required, with respect to the transactions contemplated by this Agreement) and the initiation or defense of litigation with third parties involving Lee Assumed Liabilities, (i)(A) provide to the officers and other authorized representatives of Liberty, and its Affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information (including, but not limited to, workpapers in the possession of current and former accountants of the Lee Newspapers) relating to the Liberty Business and Lee Business with respect to the period prior to the Closing Date (including, but not limited to, with respect to liabilities for Taxes included in the computation of Lee Net Working Capital, Lee Tax Records), (B) cause its officers to furnish to Liberty and its authorized representatives any and all financial, technical and operating data and other information (including, but not limited to, workpapers in the possession of current and former accountants of the Lee Newspapers) pertaining to the Liberty Business and Lee Business with respect to the period prior to the Closing Date, and (C) make available to Liberty, and its authorized representatives personnel of Lee to consult with such personnel and (ii) make available for inspection and copying by Liberty at Liberty's expense true and complete copies of any documents relating to the foregoing. In exercising its rights under the foregoing provisions of this
Section 11.11(a), Liberty, and its representatives shall not interfere with the normal operations of the Liberty Business. Lee shall retain the files, books, records and documents relating to the Liberty Business for at least six years after the Closing Date. In addition, after the Closing Date, upon Liberty's request from time to time, Lee shall cause each of the Persons from whom Lee acquired the Lee Newspapers and their Affiliates and predecessors to (i) provide to the officers and other authorized representatives (including, but not limited to, accountants) of Liberty and its Affiliates reasonable access, during normal business hours, to any and all files, books, records, documents, financial and operating data and other information (including, but not limited to, workpapers in the possession of current and former accountants of the Lee Newspapers) relating to the Lee Newspapers and the Lee Business (collectively, the "Historical Books and Records"), (ii) cause its officers to furnish to, or make available for inspection and copying, at Liberty's expense, by, Liberty and its Affiliates and their authorized representatives (including, but not limited to, accountants) true and complete copies of all such Historical Books and Records, and (iii) make available to Liberty and its Affiliates and their authorized representatives its personnel to consult with such representatives, in each case in connection with, and as necessary in relation to, the preparation by Liberty and its Affiliates of audited financial statements incorporating the Lee Newspapers and the Lee Business and all requisite securities law filings (including, but not limited to, a Form 8-K filing, if required, with respect to the transactions contemplated by this Agreement).

         (b) After the Closing Date, Liberty shall, upon Lee's request from time to time, and upon reasonable notice, in connection with the preparation by Lee or its Affiliates of Tax returns and the initiation or defense of litigation with third parties involving Liberty Assumed Liabilities, (i)(A) provide to the officers and other authorized representatives of Lee and its Affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information relating to the Lee Business and Liberty Business with respect to the period prior to the Closing Date (including, with respect to liabilities for Taxes included in the computation of Liberty Net Working Capital, Liberty Tax Records), (B) cause its officers to furnish to Lee and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Lee Business and Liberty Business with respect to the period prior to the Closing Date, and (C) make available to Lee and its authorized representatives personnel of Liberty to consult with such personnel and (ii) make available for inspection and copying by Lee at Lee's expense true and complete copies of any documents relating to the foregoing. In exercising its rights under the foregoing provisions of this Section 11.11(b), Lee and its representatives shall not interfere with the normal operations of the Lee Business. Liberty shall retain the files, books, records and documents relating to the Lee Business for at least six years after the Closing Date.

         11.12 Disclosure Letters. Any information disclosed in any section of the Liberty Disclosure Letter delivered on the date hereof or the Lee Disclosure Letter if reasonably related to any other section or sections of the Liberty Disclosure Letter or the Lee Disclosure Letter, as the case may be, and described in reasonable detail to allow a reasonable person to make the applicable connection to such section, shall be deemed fully disclosed for the purposes of all such applicable sections of the Liberty Disclosure Letter or the Lee Disclosure Letter, as the case may be. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article 3 or Article 4 or the indemnification provisions of Article 8 nor the inclusion of any items in the Liberty Disclosure Letter or the Lee Disclosure Letter shall be deemed to constitute an admission by Liberty or Lee, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Liberty Disclosure Letter or the Lee Disclosure Letter does not constitute an admission by either Liberty or Lee that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Liberty Disclosure Letter or the Lee Disclosure Letter, as the case may be.

         11.13  Cooperation.

         (a) From and after the Closing Date, Lee will cooperate with Liberty in the investigation, defense or prosecution of any action, suit, proceeding or other litigation, at law or in equity, which is pending or threatened against Liberty or any of its Affiliates and which relates to the Liberty Business or the Liberty Newspapers. Without limiting the generality of the foregoing, Lee will make available its employees engaged in the Liberty Business to give depositions or testimony and will furnish all documentary or other evidence in each case as Liberty may reasonably request. Liberty shall reimburse Lee for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.13(a).

         (b) From and after the Closing Date, Liberty will cooperate with Lee in the investigation, defense or prosecution of any action, suit, proceeding or other litigation, at law or in equity, which is pending or threatened against Lee or any of its Affiliates and which relates to the Lee Business or the Lee Newspapers. Without limiting the generality of the foregoing, Liberty will make available its employees engaged in the Lee Business to give depositions or testimony and will furnish all documentary or other evidence in each case as Lee may reasonably request. Lee shall reimburse Liberty for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.13(b).

         11.14 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         11.15  Insurance.

         (a) Lee acknowledges that all insurance policies maintained by Liberty and its Affiliates with respect to the Liberty Business and Liberty Acquired Assets will be terminated effective on the Closing Date.

         (b) Liberty acknowledges that all insurance policies maintained by Lee and its Affiliates with respect to the Lee Business and Lee Acquired Assets will be terminated effective on the Closing Date.

         11.16 No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

         11.17 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         11.18 Specific Performance. Each of Liberty and Lee acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

         11.19 Announcements. None of the parties hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other parties, except as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by law or stock exchange rules, in which case such party shall use reasonable efforts to give notice to the other parties in advance of such party's or its Affiliate's intent to make such announcement or issue such press release and the parties hereto shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

         11.20  Transition Services Agreement.

         (a) In order to allow Lee and Liberty to make suitable alternative arrangements, for a period of 3 months following the Closing, Lee shall use its reasonable efforts to provide or cause to be provided to Liberty or its designated Affiliates the transition services (the "Lee Transition Services") listed and described in the Transition Services Agreement consistent with the provisions hereof which Lee or the Lee Newspapers are currently receiving from Lee, an outside third party vendor or from another newspaper owned by Lee (the "Lee Transition Services Provider"), and Liberty shall use its reasonable efforts to provide or cause to be provided to Lee the transition services (the "Liberty Transition Services" and, together with the Lee Transition Services, the "Transition Services") listed and described in the Transition Services Agreement consistent with the provisions hereof which Liberty or the Liberty Newspapers are currently receiving from Liberty, an outside third party vendor or from another newspaper owned by Liberty or its Affiliates (the "Liberty Transition Services Provider"). The Transition Services shall be provided in a manner consistent with the manner in which they were provided to the Lee Newspapers or the Liberty Newspapers, as the case may be, by the applicable Transition Services Provider prior to the Closing. Without limiting the generality of the previous sentence, Lee will make payment (including, without limitation, the payment for the service) to the Lee Transition Services Provider and Liberty will submit such payment to Lee within 30 days of receiving Lee's invoice therefor, and Liberty will make payment (including, without limitation, the payment for the service) to the Liberty Transition Services Provider and Lee will submit such payment to Liberty within 30 days of receiving Liberty's invoice therefor. If any such payments were previously made by inter-company journal entries, after the Closing, such payments will be made by check at the same time as the payment would have been made by inter-company journal entry.

         (b) The obligation of Lee or Liberty, as the case may be, to provide, or cause to be provided, Transition Services under this section (the "Providing Party") shall be suspended with respect to any specified Transition Services to the extent that any Transition Services Provider is prevented or hindered from providing such services by any law or governmental order, rule, regulation or direction, whether domestic or foreign or by any cause beyond the control of such Transition Services Provider, including acts of God, strikes, lockouts and other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, failures of equipment or information systems, materials of labor or restrictions thereon or limitations upon the use thereof and delays in transportation or the refusal of the Transition Services Provider to allow the Transition Services to be provided to the Lee Newspapers or the Liberty Newspapers, as the case may be, following the Closing. In such event, the applicable Providing Party shall give written notice as soon as reasonably practicable to the other party (the "Recipient Party") stating the date and extent of such suspension and the cause thereof, and the Providing Party shall resume the performance of other obligations under this section as soon as reasonably practicable after the removal of the cause.

         (c) Neither Lee nor Liberty shall have any duties or responsibilities pursuant to this section other than those specifically set forth herein and no implied obligations shall be read into this section. Neither Lee or Liberty nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be liable for any act taken or omitted to be taken by it under or in connection with this section except that Lee or Liberty, as the Providing Party, shall only be liable for losses incurred by the applicable Recipient Party arising out of its gross negligence or willful misconduct in the performance of the Transition Services.

         (d) Lee or Liberty, as the case may be, may, as the Recipient Party, terminate or partially limit any Transition Services being provided to it at any time, in its sole discretion, upon 10 days' prior written notice to the applicable Providing Party.

         (e) The Transition Services shall be billed at the Providing Party's commercial customer charges and rates, or at commercially reasonable hourly rates, as the case may be, with reimbursement for the Providing Party's long distance line charges. The Transition Services Agreement shall provide such reasonable provisions necessary to insure the Providing Party's license agreements, confidential information and proprietary systems are not breached.

         11.21 Transfer of Liberty Acquired Assets and Lee Acquired Assets. To the extent that any of the Liberty Acquired Assets or the Lee Acquired Assets are held by Affiliates of Liberty or Lee, Liberty or Lee shall take all actions necessary to cause its Affiliates to convey the Liberty Acquired Assets or the Lee Acquired Assets, as the case may be, to Lee or Liberty, respectively.

         11.22 Environmental Testing. With respect to the owned Lee Real Property located in Ottumwa, Iowa, Liberty agrees that, after the Closing, Liberty (a) shall not conduct a Phase I or Phase II environmental assessment with respect to such owned Lee Real Property unless (i) mandated by a Governmental Agency having jurisdiction with respect thereto, (ii) requested by an unaffiliated third party purchaser or prospective purchaser of such owned Lee Real Property as an express condition of purchase or (iii) required by Liberty's lenders and other financing sources and (b) shall not disclose the Ottumwa Pre-Closing Sump Liability or any Phase I or Phase II environmental assessments, testing, investigations, proposals, or invoices with respect thereto (collectively, "Environmental Assessment") to any unaffiliated third party, including Governmental Agencies, except (i) as required by law or stock exchange rules, (ii) to Liberty's lenders and other financing sources and (iii) to an unaffiliated third party purchaser or prospective purchaser of such owned Lee Real Property. The disclosure of any Environmental Assessment shall not be made pursuant to (b)(iii) above until Liberty has received a confidentiality agreement reasonably acceptable to Liberty and Lee from such party referred to in (b)(iii) above pursuant to which such party shall agree not to disclose the Ottumwa Pre-Closing Sump Liability and Environmental Assessment except (i) as required by law or stock exchange rules, (ii) to Liberty's lenders and other financing sources and (iii) to an unaffiliated third party purchaser or prospective purchaser of such owned Lee Real Property.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           LIBERTY GROUP PUBLISHING, INC.



                                           By:      /s/ Kenneth L. Serota
                                           Name:    Kenneth L. Serota
                                           Its:     Authorized Representative


                                           LEE ENTERPRISES, INCORPORATED



                                           By:      /s/ Larry Bloom
                                           Name:    Larry Bloom
                                           Its:     Authorized Representative

                                    EXHIBIT A


                             Beatrice, NE, Daily Sun

                           Beatrice, NE, Penny Press 5

                            Beatrice, NE, Plug Nickel

                   Beatrice, NE, Sunday & Wednesday Weekender

                              Beatrice, NE, Sunland

                                    EXHIBIT B

                            Kewanee, IL, Star Courier

                             Kewanee, IL, Star Extra

                       Kewanee, IL, Atkinson-Annawan News

                      Geneseo, IL, Henry County Advertizer

                          Ottumwa, IA, Ottumwa Courier

                       Ottumwa, IA, Wapello County Shopper

                           Ottumwa, IA, Forever Young

                        Ottumwa, IA, Area Visitors Guide

                             Ottumwa, IA, Neighbors

                               Ottumwa, IA, Homes

                                    EXHIBIT C

         For purposes of the Agreement to which this EXHIBIT C is attached (the "Agreement"), the following terms shall have the following meanings:

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, "control" means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Aledo Purchase Agreement" means that certain Asset Purchase Agreement dated as of the date hereof between Liberty and Lee.

         "Ancillary Instrument" shall have the meaning ascribed to such term in
Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the Confidentiality and Negotiation Agreement between Lee and Liberty dated June 1, 1999.

         "ERISA Affiliate(s)" shall mean, with respect to any specified Person, any other Person which is treated as a single employer with such specified Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

         "Environmental Laws" means all federal, state and local laws, regulations, ordinances and rules of common law relating to environmental matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Lee Business or Liberty Business or as to Lee the Liberty Acquired Assets, and as to Liberty the Lee Acquired Assets, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. ss.ss. 2601 et seq.,) the Safe Drinking Water Act (42 U.S.C. ss.ss. 300f-ss.ss. 300j-11 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss.ss. 1101 et seq.), each as heretofore amended and supplemented, or any analogous present federal, state or local statutes, rules, and regulations promulgated thereunder or pursuant thereto, and any other present law, ordinance, rule, regulation, permit, order, or directive addressing environmental, safety or health issues, of or by the federal government, any state or political subdivision thereof, or any agency, court, or body of the federal government or any state or political subdivision thereof.

         "GAAP" means generally accepted United States accounting principles, applied on a consistent basis.

         "Hazardous Substances" means (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "medical waste, "toxic pollutants," "contaminants," "pollutants," "toxic substances," or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, any radioactive materials, (c) asbestos and asbestos containing materials in any form which is or could become friable, and (d) radon gas, urea formaldehyde, lead-based paint, dielectric fluid, and polychlorinated biphenyls.

         "Income Taxes" means Taxes in the nature of any federal, state, local or foreign income or franchise taxes, including interest, penalties and additions to tax with respect thereto.

         "Indebtedness" means, with respect to Lee or Liberty, as the case may be, (a) all indebtedness of such party for borrowed money, whether current or funded, secured or unsecured, (b) all indebtedness of such party for the deferred purchase price of any assets or services, (c) all indebtedness of such party created or arising under any conditional sale or other title retention agreement with respect to property acquired by such party (even though the rights and remedies of such party or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (d) all indebtedness of such party secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations of such party under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such party is liable as lessee, (f) any liability of such party in respect of banker's acceptances or letters of credit,
(g) any indebtedness, whether or not assumed by such party, secured by liens on property acquired by such party at the time of acquisition thereof and (h) all guaranties by such party of the obligations, indebtedness or liabilities of any other Person or which such party has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

         "Knowledge of Lee" or "Lee's Knowledge" (or words of similar import) means the actual knowledge of any of the officers or directors of Lee or the employee at each respective Lee Newspaper who is the highest ranking manager at such Lee Newspaper.

         "Knowledge of Liberty" or "Liberty's Knowledge" (or words of similar import) means the actual knowledge of any of the officers or directors of Liberty or the employee at each respective Liberty Newspaper who is the highest ranking manager at such Liberty Newspaper.

         "Lee Business" shall mean the business and the operation of the Lee Newspapers, including without limitation the publication of such newspapers.

         "Lee Copyrights" means all copyrights, including copyrights for printed matter, databases, software, CD/ROM discs, software and CD/ROM disc source codes, copyright registrations and all pending applications for copyright registration owned by Lee and used solely in connection with the Lee Business, including those items described in Part A of Section 4.16(b) of the Lee Disclosure Letter.

         "Lee Disclosure Letter" means the disclosure letter, dated the date of the Agreement (or if accepted by Liberty, the Closing Date), delivered to Liberty.

         "Lee Employee Computer Purchase Agreements" means the agreements between Lee and the Lee employees listed in Schedule 1.3(b)(xv) involving a Lee employee's installment purchase of a personal computer for personal use outside of the workplace.

         "Lee Equipment" means all machinery, presses, equipment, furniture, computer equipment (including software), fixtures, furnishings, toolings, parts and other items of tangible personal property owned or leased by Lee and used solely in connection with the Lee Business.

         "Lee Intangible Property" means solely in connection with the Lee
Business: (i) the Lee Copyrights; (ii) the Lee Trademarks; (iii) the Lee Trade Secrets; and (iv) all goodwill, if any, associated therewith.

         "Lee Material Adverse Effect" means any material adverse changes in, or material adverse effect on, (i) the operations, results of operations or condition (financial or otherwise) of Lee or the Lee Business or (ii) the Lee Acquired Assets taken as a whole; provided, however, no change or effect shall be considered a "Lee Material Adverse Effect" if (a) such change or effect is caused primarily by, and is of similar magnitude to, changes in the newspaper industry generally; (b) such change or effect is substantially the result of circumstances that are not likely to recur and have been substantially remedied and any material reduction in the revenues of the Lee Business attributable to such change or effect has been restored ; or (c) such change or effect is related to the announcement of the transactions contemplated by this Agreement.

         "Lee Motor Vehicles" means all motor vehicles owned by Lee and used solely in the operation of the Lee Business, including those listed in Section 1.2(b)(i) of the Lee Disclosure Letter.

         "Lee Net Working Capital" means an amount equal to current assets included within the Lee Acquired Assets, minus current liabilities included within the Lee Assumed Liabilities, in each case calculated in accordance with GAAP and past practice and applied on a basis consistent with the Lee Balance Sheet, including the exceptions to GAAP listed in Part A of

Section 4.6 of the Lee Disclosure Letter, except for purposes of determining Lee Net Working Capital:

         (a) newsprint inventory shall be valued at $600 per metric ton without the inclusion of any additional costs or fees;

         (b) prepaid insurance and other prepaid expenses, to the extent Liberty will not receive a dollar for dollar monetary benefit after the Closing Date, will not be included;

         (c) accounts receivable that are not collected on or prior to the 90th day after the Closing Date will not be included;

         (d) current liabilities shall include an accrual for the vacation pay liability assumed by Liberty pursuant to Section 10.2; and

         (e) current liabilities shall include deferred subscription revenue.

         "Lee Permitted Liens" means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been taken, (ii) Liens arising or resulting from any action taken by Liberty or any of its Affiliates, (iii) Liens created by, arising out of or specifically contemplated by the Agreement, (iv) Liens identified as Lee Permitted Liens in the Lee Disclosure Letter, (v) materialmen's, mechanics', workmen's, repairmen's, employees' or other similar Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations which are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner,
(vi) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, and (vii) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review.

         "Lee Real Property" means Lee's fee simple, leasehold or other interest in the real property listed in Section 1.2(b)(x) of the Lee Disclosure Letter and all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of Lee in and to any street adjoining any portion of the Lee Real Property.

         "Lee Records" means files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and other written materials of Lee relating solely to the

Lee Acquired Assets, or the Lee Business, other than duplicates of such files and records retained by Lee; provided, however, that Lee Records shall not mean or include the corporate minute books and stock records of Lee and any shares of capital stock of Lee nor shall they include any communications that do not relate solely to the Lee Acquired Assets or the Lee Business that are currently protected from disclosure by Lee by virtue of the attorney-client privilege.

         "Lee Trade Secrets" means all formulae, processes, procedures, designs, ideas, research records, inventions, records of inventions, test information, technical information, marketing know-how, proprietary information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data, art work, software, computer programs and source code data related thereto including all current and historical data bases) owned, used or held for use by Lee solely in connection with the Lee Newspapers or the Lee Business.

         "Lee Trademarks" means all of those trade names, trademarks, service marks, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Lee solely in connection with the Lee Newspapers or the Lee Business, but including those items described in Part B of Section 4.16(b) of the Lee Disclosure Letter.

         "Letter of Intent" or "LOI" shall have the meaning ascribed to such term in Section 1.3(a).

         "Legal Expenses" shall have the meaning ascribed to such term in
Section 8.2(a).

         "Legal Requirements" means all governmental statutes, ordinances, codes and regulations.

         "Liberty Business" means the business and operations of the Liberty Newspapers, including without limitation the publication of the Liberty Newspapers.

         "Liberty Copyrights" means all copyrights, including copyrights for printed matter, databases, software, CD/ROM discs, software and CD/ROM disc source codes, copyright registrations and all pending applications for copyright registration owned by Liberty and used solely in connection with the Liberty Business, including those items described in Part A of Section 3.16(b) of the Liberty Disclosure Letter.

         "Liberty Disclosure Letter" means the disclosure letter, dated the date of the Agreement (or if accepted by Lee, the Closing Date), delivered to Lee.

         "Liberty Equipment" means all machinery, presses, equipment, furniture, computer equipment (including software), fixtures, furnishings, toolings, parts and other items of


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


tangible personal property owned or leased by Liberty, as the case may be, and used solely in the operation of the Liberty Business.

         "Liberty Intangible Property" means, solely in connection with the Liberty Business: (i) the Liberty Copyrights; (ii) the Liberty Trademarks; (iii) the Liberty Trade Secrets and (iv) all goodwill, if any, associated therewith.

         "Liberty Material Adverse Effect" means any material adverse changes, in, or material adverse effect on (i) the operations, results of operation or conditions (financial or otherwise) of Liberty or the Liberty Business or (ii) the Liberty Acquired Assets taken as a whole; provided, however, no change or effect shall be considered a "Liberty Material Adverse Effect" if (a) such change or effect is caused primarily by, and is of similar magnitude to, changes in the newspaper industry generally; (b) such change or effect is substantially the result of circumstances that are not likely to recur and have been substantially remedied and any material reduction in the revenues of the Liberty Business attributable to such change or effect has been restored; or (c) such change or effect is related to the announcement of the transactions contemplated by this Agreement.

         "Liberty Motor Vehicles" means all motor vehicles owned by Liberty and used solely in the operation of the Liberty Business, including those listed in
Section 1.2(a)(i) of the Liberty Disclosure Letter.

         "Liberty Net Working Capital" means an amount equal to current assets included within the Liberty Acquired Assets, minus current liabilities included within the Liberty Assumed Liabilities, in each case calculated in accordance with GAAP and past practice and applied on a basis consistent with the Liberty Balance Sheet, including the exceptions to GAAP listed in Part A of Section 3.6 of the Liberty Disclosure Letter, except for purposes of determining Liberty Net Working Capital:

         (a) newsprint inventory shall be valued at $600 per metric ton without the inclusion of any additional costs or fees;

         (b) prepaid insurance and other prepaid expenses, to the extent Lee will not receive a dollar for dollar monetary benefit after the Closing, will not be included;

         (c) accounts receivable that are not collected on or prior to the 90th day after the Closing Date will not be included;

         (d) current liabilities shall include an accrual for the vacation pay liability assumed by Lee pursuant to Section 10.1; and

         (e) current liabilities shall include deferred subscription revenue.

         "Liberty Permitted Liens" means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been taken, (ii) Liens arising or resulting from any action taken by Lee, or any of its Affiliates, (iii) Liens created by, arising out of or specifically contemplated by the Agreement, (iv) Liens identified as Liberty Permitted Liens in the Liberty Disclosure Letter, (v) materialmen's, mechanics', workmen's, repairmen's, employees' or other similar Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations which are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner, (vi) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or Liens thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, and (vii) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review.

         "Liberty Real Property" means Liberty's fee simple, leasehold or other interest in the real property listed in Section 1.2(a)(x) of the Liberty Disclosure Letter and all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest, in and to any street adjoining any portion of the Liberty Real Property.

         "Liberty Records" means files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and other written materials of Liberty relating solely to the Liberty Acquired Assets or the Liberty Business other than duplicates of such files and records retained by Liberty; provided, however, that Liberty Records shall not mean or include the corporate minute books and stock records of Liberty, and any shares of capital stock of Liberty nor shall they include any communications that do not relate solely to the Liberty Acquired Assets or the Liberty Business that are currently protected from disclosure by Liberty by virtue of the attorney-client privilege.

         "Liberty Trade Secrets" means all formulae, processes, procedures, designs, ideas, research records, inventions, records of inventions, test information, technical information, marketing know-how, proprietary information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data, art work, software, computer programs and source code data related thereto including all current and historical data bases) owned, used or held for use by Liberty solely in connection with the Liberty Newspapers.

         "Liberty Trademarks" means all of those trade names, trademarks, service marks, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Liberty solely in connection with the Liberty Newspapers, excluding the Liberty Trademarks and Logos, but including those items described in Part B of Section 3.16(b) of the Liberty Disclosure Letter.

         "Lien" means any lien (including any Tax lien), mortgage, security interest, claim, charge, defect in title or other encumbrance.

         "Loss(es)" means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto.

         "Person" includes any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or association, government or any agency or political subdivision thereof.

         "Subsidiary" means, with respect to any Person, any other corporation, partnership, joint venture, association or other entity in respect of which such Person directly, or indirectly through one or more other Subsidiaries, both (i) owns not less than a majority of the overall economic equity and (ii) has the power to elect a majority of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation).

         "Taxes" shall have the meaning ascribed to such term in Section
3.10(e).

         "Third Party Claim" shall have the meaning ascribed to such term in
Section 8.2(d).

                               SCHEDULE 1.3(b)(xv)

                    Lee Employee Computer Purchase Agreements



                  EMPLOYEE                                    LOAN BALANCE

                  Geneseo

                           May                                     $  813.55
                           Walker                                  $  361.94

                  Ottumwa

                           Babb                                    $1,014.75
                           Box                                     $  243.57
                           Davidson                                $1,100.97
                           Jones                                   $  178.97
                           Kraemer                                 $1,311.75
                           Parson                                  $  240.00
                           Simpson                                 $1,348.47
                           Thomason                                $1,194.39
                           Tucker                                  $1,198.11
                           Welker                                  $1,318.47

                  Kewanee

                           Barry                                   $  338.04
                           Hunter                                  $1,102.99
                           Leon                                    $  531.28
                           Part                                    $1,120.53
                           Vandewoestyn                            $  736.03

                               SCHEDULE 6.1(f)(i)

                     OWNER'S TITLE INSURANCE POLICY AMOUNTS



                  Kewanee                                              $361,200

                  Ottumwa                                              $303,600


                           (based upon assesed valuation plus 20%)

                               SCHEDULE 7.1(f)(i)

                     OWNER'S TITLE INSURANCE POLICY AMOUNTS


                  Beatrice                                             $275,000